UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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Planet Fitness, Inc.
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PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
Dear Stockholders:
You are cordially invited to attend the Planet Fitness, Inc. Annual Meeting of Shareholders (the “Annual Meeting”) on Monday, May 3, 2021 at 2:00 p.m. Eastern Time. Due to the ongoing COVID-19 pandemic, this year’s Annual Meeting will be held virtually to help ensure the health and safety of those participating. There will not be an in-person meeting. Shareholders will be able to attend and vote online (for those who intend to vote at the Annual Meeting) at www.virtualshareholdermeeting.com/PLNT2021 by entering the 16-digit control number provided on their proxy card. This website will contain instructions on how to participate in the Annual Meeting in advance of the meeting. The Company has designed the format of the Annual Meeting to ensure that shareholders are afforded the same rights and opportunities to participate as they would at an in-person meeting, using online tools to ensure shareholder access and participation.
On March 19, 2021, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement for the Annual Meeting and our 2020 Annual Report on Form 10-K. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement.
The proxy statement accompanying this letter describes the business we will consider at the meeting. Your vote is important regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares promptly by mail, telephone or Internet as instructed on the enclosed proxy card or voting instruction card. Proxies forwarded by or for brokers or fiduciaries should be returned as requested by them.
We hope that you will be able to join us virtually on May 3rd.
Sincerely,

Stephen Spinelli, Jr.	Christopher Rondeau
Chairman of the Board	Chief Executive Officer
IF YOU PLAN TO ATTEND THE MEETING
The Notice includes your control number, which will serve as an admission ticket for one shareholder to attend the Annual Meeting. On March 19, 2021, we also first mailed this proxy statement and the enclosed proxy card to certain shareholders. If you received a paper copy of the proxy materials in the mail, the proxy card includes the control number for one shareholder to attend the Annual Meeting. Shareholders holding stock in brokerage accounts (“street name” holders) will need to obtain the control number reflecting their stock ownership as of the record date, March 8, 2021.

PLANET FITNESS, INC.
4 Liberty Lane West
Hampton, NH 03842
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Dear Stockholder:
The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Planet Fitness, Inc. (“the Company”) will be held on Monday, May 3, 2021. Due to the ongoing public health concerns resulting from the COVID-19 pandemic and to support the health and well-being of our shareholders, employees and the communities we serve, the Annual Meeting will be held in a virtual format only. The Annual Meeting may be accessed by entering the 16-digit control number provided on your proxy card at www.virtualshareholdermeeting.com/PLNT2021. Login will be available starting at 1:45 P.M. and the meeting will begin promptly at 2:00 p.m. Eastern Time, for the following purposes:

1.	Election of the three director nominees named in the Proxy Statement to serve until the 2024 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
These proposals are more fully described in the Proxy Statement accompanying this Notice.
March 8, 2021 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only stockholders of record at the close of business as of the record date will be entitled to notice of, and to vote at, the Annual Meeting. If you would like an opportunity to view the stockholder list, it will be available 10 days in advance of the meeting. Please contact the Corporate Secretary to make accommodations to view the list. The list will also be available for inspection at the Annual Meeting. Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to vote by Internet, by telephone or by completing, signing and dating your printable proxy card and returning it as soon as possible. If you are voting by Internet or by telephone, please follow the instructions on your proxy card. If you attend the Annual Meeting and vote during the meeting, your proxy will not be used.
If you need assistance voting your shares, please call Investor Relations at (203) 682-8200 or send an e-mail to investor@planetfitness.com.
You may attend the Annual Meeting and vote your shares during the meeting, even if you previously voted by Internet, telephone or if you returned your proxy card. Your proxy (including a proxy granted by the Internet or by telephone) may be revoked by sending in another signed proxy card with a later date, sending a letter revoking your proxy to the Company’s Corporate Secretary in Hampton, New Hampshire, voting again by Internet or telephone, or attending the Annual Meeting and voting during the meeting. If you are a registered shareholder (meaning you hold your shares directly in your name), you must present a valid control number to attend the meeting. If you are a beneficial shareholder (meaning your shares are held in the name of a broker, bank or other holder of record), you will also need to present a control number showing proof of ownership to attend the meeting.
We look forward to seeing you. Thank you for your ongoing support of and interest in Planet Fitness, Inc.

By Order of the Board of Directors,

Justin Vartanian
General Counsel and Corporate Secretary
March 19, 2021
Important notice regarding the Internet availability of proxy materials for the stockholders meeting to be held on May 3, 2021. Stockholders may access, view and download the 2021 Proxy Statement and the 2020 Annual Report at www.proxyvote.com/PLNT.

PLANET FITNESS, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
May 3, 2021
INTRODUCTION
This Proxy Statement provides information for stockholders of Planet Fitness, Inc. (“we,” “us,” “our,” “Planet Fitness” and the “Company”), as part of the solicitation of proxies by the Company and its board of directors (the “Board”) from holders of the outstanding shares of the Company’s common stock, par value $0.0001 per share, for use at the Company’s annual meeting of stockholders to be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2021 at 2:00 p.m. Eastern Time on May 3, 2021, and at any adjournments or postponements thereof (the “Annual Meeting”).
At the Annual Meeting, stockholders will be asked to vote either directly or by proxy on the following matters discussed herein:

1.	Election of the three director nominees named in the Proxy Statement to serve until the 2024 annual meeting of stockholders;

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2021;

3.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

4.	Transacting such other business as may properly come before the meeting or any adjournment thereof.
A Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including this Proxy Statement and our 2020 Annual Report on Form 10-K, is being mailed to stockholders on or about March 19, 2021. The Notice also provides instructions on how to vote over the Internet, by phone or by mail. If you receive a Notice by mail, you will not receive printed and mailed proxy materials unless you specifically request them.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
We include this Q&A section to provide some background information and brief answers to several questions you might have about the Annual Meeting. We encourage you to read the enclosed Proxy Statement in its entirety.
Why are we providing these materials?
Our Board is providing these materials to you in connection with our Annual Meeting, which will take place on May 3, 2021, and will be held in a virtual format at www.virtualshareholdermeeting.com/PLNT2021 beginning at 2:00 p.m. Eastern Time. Stockholders are invited to participate in the Annual Meeting and are requested to vote on the proposals described herein. Please be sure to retain the control number listed on your voting instruction card in order to attend our virtual shareholder meeting.
What information is contained in this Proxy Statement?
This Proxy Statement contains information relating to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of our directors and most highly paid officers, and other required information.
What proposals will be voted on at the Annual Meeting?
There are three proposals scheduled to be voted on at the Annual Meeting:

•Elect the three director nominees named in this Proxy Statement to serve until the 2024 annual meeting of stockholders;
•Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2021; and
•Approve, on an advisory basis, the compensation of our named executive officers.
We will also consider other business that properly comes before the Annual Meeting.
What shares can I vote?
You may vote all shares of common stock that you owned as of the close of business on the record date, March 8, 2021. You may cast one vote per share, including shares (i) held directly in your name as the stockholder of record and (ii) held for you as the beneficial owner through a stockbroker, bank, or other nominee. The proxy card will indicate the number of shares.
As of March 8, 2021, there were 83,102,252 shares of Class A common stock outstanding and 3,463,075 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting.
A list of stockholders will be available at our headquarters at 4 Liberty Lane West, Hampton, New Hampshire 03842 for a period of at least ten days prior to the Annual Meeting and at the Annual Meeting itself for examination by any stockholder.
What are the voting rights of stockholders?
Each share of our common stock is entitled to one vote. There is no cumulative voting.
What is the difference between being a stockholder of record and a beneficial owner?
Many of our stockholders hold their shares through stockbrokers, banks, or other nominees, rather than directly in their own names. As summarized below, there are some differences between being a stockholder of record and a beneficial owner.
Stockholder of record: If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are the stockholder of record, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals named on the proxy card or to vote at the Annual Meeting.
Beneficial owner: If your shares are held in a stock brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered to be the stockholder of record. As the beneficial owner, you have the right to tell your nominee how to vote, and you are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you obtain a legal proxy from your nominee authorizing you to do so. Your nominee has sent you instructions on how to direct the nominee’s vote. You may vote by following those instructions and the instructions on the Notice.

How do stockholders vote?
If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•During the meeting—you may attend the Annual Meeting virtually and cast your vote then. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.
•By proxy—stockholders of record have a choice of voting by proxy:
◦over the Internet at www.proxyvote.com/PLNT;
◦by using a toll-free telephone number noted on your proxy card; or
◦by executing and returning a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.
The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern Time, on May 2, 2021.
If you properly cast your vote by either voting your proxy via Internet, telephone or by executing and returning the proxy card, and if your vote is not subsequently revoked by you, your vote will be voted in accordance with your instructions. If any other matter is presented, your proxy will vote in accordance with the proxy holders’ best judgment. At the time we mailed these proxy materials, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.
If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board. If you are a street name holder and wish to vote at the meeting, you must first obtain a proxy from your bank, broker or other holder of record authorizing you to vote.
A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote by telephone or Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.
What is a proxy holder?
We are designating Dorvin Lively, our President, and Justin Vartanian, our General Counsel and Corporate Secretary, to hold and vote all properly-tendered proxies (except votes “withheld”). If you have indicated a vote, they will vote accordingly. If you have left a vote blank, they will vote as the Board recommends. While we do not expect any other business to come up for a vote, if it does, they will vote in their discretion. If a director nominee is unwilling or unable to serve, the proxy holders will vote in their discretion for an alternative nominee.
How does the Board recommend that I vote?
The Board recommends that you vote your shares:

•“ FOR ” the election of the Board’s nominees;
•“ FOR ” the ratification of the appointment of KPMG LLP; and
•“ FOR ” the advisory approval of the compensation of our named executive officers.
May my broker vote for me?
If your broker holds your shares in street name, the broker may vote your shares on routine matters even if it does not receive instructions from you. At the Annual Meeting, your broker may, without instructions from you, vote on Proposal 2, but not on any of the other proposals.
What are abstentions and broker non-votes?
An abstention represents the action by a stockholder to refrain from voting “for” or “against” a proposal. “Broker non-votes” represent votes that could have been cast on a particular matter by a broker, as a stockholder of record, but that were not cast because the broker (i) lacked discretionary voting authority on the matter and did not receive voting instructions from the beneficial owner of the shares or (ii) had discretionary voting authority but nevertheless refrained from voting on the matter.

Can I change my vote or revoke my proxy?
Yes, you may change your vote after you send in your proxy card or vote your shares via the Internet or by telephone by following these procedures:

•Entering a new vote online;
•Entering a new vote by telephone;
•Signing and returning a new proxy card bearing a later date, which will automatically revoke your earlier proxy instructions; or
•Attending the Annual Meeting and voting during the meeting.
What constitutes a quorum for the Annual Meeting?
The presence at the meeting, in person or by proxy, of the holders of common stock representing a majority of the combined voting power of the outstanding shares of Class A and Class B common stock on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, there were 83,102,252 shares of Class A common stock outstanding and 3,463,075 shares of Class B common stock outstanding, all of which are entitled to be voted at the Annual Meeting. Both abstentions and “broker non-votes” (when a broker does not have authority to vote on the proposal in question) are counted as present for the purpose of determining the presence of a quorum.
What vote is required to approve the election of directors (Proposal 1)?
Director nominees are elected by plurality vote. Therefore, if you do not vote for a nominee, or you “withhold” authority to vote for a nominee, your vote will not count either “for” or “against” the nominee. Broker non-votes will have no effect on the outcome of Proposal 1.
What vote is required to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2021 (Proposal 2)?
Proposal 2 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 2. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2.
What vote is required for the advisory approval of the compensation of our named executive officers (Proposal 3)?
Proposal 3 will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. You may vote “for” or “against,” or abstain from voting on Proposal 3. Because the proposal to approve the compensation paid to named executive officers for the fiscal year ended December 31, 2020 is advisory, it will not be binding on us or the Board. However, our compensation committee intends to take into account the outcome of the vote when considering future executive compensation arrangements. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3.
What does it mean if I receive more than one Notice?
You may receive more than one Notice if, for example, you hold your shares in multiple brokerage accounts. You must vote based on the instructions in each Notice separately.
How are votes counted?
Broadridge Financial Solutions, Inc. has been appointed to be the inspector of elections and in this capacity will supervise the voting, decide the validity of proxies and certify the results. We will publish final vote counts within four business days after the Annual Meeting on a Current Report on Form 8-K.
Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, either within the Company or to third parties, except as necessary (i) to meet applicable legal requirements, (ii) to allow for tabulation and certification of the vote, and (iii) to facilitate successful proxy solicitation by the Board.
Who pays for costs relating to the proxy materials and Annual Meeting?
The costs of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed Annual Report and proxy card, along with the cost of posting the proxy materials on a website, are borne by us. In addition to the use of mail, our directors, officers and employees may solicit proxies personally and by telephone and other electronic means. They will receive no compensation in addition to their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies. We may reimburse these persons for their expenses in doing so.
Who can attend the Annual Meeting?
Any Company stockholder as of the close of business on the record date may attend the meeting. Stockholders must present a valid control number in order to be admitted to the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.
Who should I call if I have any questions?
If you have any questions about the Annual Meeting, voting or your ownership of our common stock, please call Investor Relations at (203) 682-8200 or send an e-mail to investor@planetfitness.com.

PROPOSAL 1:
Election of Directors
Our business operates under the direction of our Board, which currently consists of eight directors. In accordance with our Restated Certificate of Incorporation, our Board consists of three classes of approximately equal size: Classes I, II, and III, with terms expiring in 2022, 2023, and 2021, respectively. Christopher Rondeau, Frances Rathke and Bernard Acoca are the Class III directors whose terms expire at the Annual Meeting. Our Board has nominated, and stockholders are being asked to reelect, Mr. Rondeau, Ms. Rathke and Mr. Acoca for three-year terms expiring at our 2024 annual meeting of stockholders. If elected, the nominees will each hold office until the conclusion of our 2024 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation, or removal.
Each of the three nominees currently serves as a director of the Company. Mr. Rondeau and Ms. Rathke were elected by stockholders at the 2018 annual meeting of stockholders. Mr. Acoca was initially recommended to the board by a director search firm, which was paid a fee to identify and evaluate potential Board members. The Board appointed Mr. Acoca as a director in January 2021 upon the recommendation of the nominating and corporate governance committee and after several interviews with the Board's directors and members of the Company's executive leadership team. The Board is not aware of any nominee who will be unable or unwilling to serve as a director if elected at the Annual Meeting. In the event that one or more nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. Information relating to each nominee for election as director and for each continuing director, including his or her period of service as a director of the Company, principal occupation and other biographical material, is shown later in this Proxy Statement.
The Board recommends a vote FOR the election of each of the nominees as director.

BOARD OF DIRECTORS
The following table sets forth the name, age, and position, as of March 8, 2021, of individuals who currently serve as directors on our Board.

Name	Age	Position
Stephen Spinelli, Jr.	66	Chair of the Board
Chris Rondeau	48	Chief Executive Officer and Director
Bernard Acoca	51	Director
Enshalla Anderson	51	Director
Craig Benson	66	Director
Cammie Dunaway	58	Director
Frances Rathke	60	Director
Christopher Tanco	59	Director
Class I—Directors with Terms Expiring in 2022
Craig Benson has served on our Board since July 2017. Gov. Craig Benson serves as the Chief Executive Officer at Soft Draw Investments, LLC. He previously served as the 79th Governor of the State of New Hampshire. During his tenure, the Cato Institute recognized Gov. Benson as the most effective new governor in the country, as well as the second most effective of all governors nationwide. In 1983, Gov. Benson co-founded Cabletron Systems, Inc., a leading provider of networking solutions, and thereafter served as its Chairman from 1983 to July 1999. Gov. Benson served at various times as Cabletron’s CEO, COO and President, helping take the company from a garage start-up to a publicly traded company with 7,000 employees and annual sales exceeding $1.6 billion. He serves as the Vice Chairman of the Trustees of Babson College, where he also serves as an adjunct professor teaching entrepreneurship. He previously served as a Director of Sycamore Networks Inc. from October 2007 to April 1, 2013 and as Trustee of Lahey Health System, Inc. and Lahey Hospital & Medical Center from 2005 to 2019. Gov. Benson graduated from Babson College with a degree in Finance and completed an MBA in Operations Management from Syracuse University. He also holds honorary degrees from Dartmouth College, the University of New Hampshire, Grand Valley State University and Thomas Jefferson University. Because of his franchising and executive leadership experience, we believe Gov. Benson is well qualified to serve on our Board.
Cammie Dunaway has served on our Board since October 2017. Ms. Dunaway is employed as the Chief Marketing Officer for Duolingo, a language education platform. Prior to Duolingo, Ms. Dunaway was a private consultant supporting organizations with strategic initiatives to accelerate growth and innovation, and coached leaders on how to achieve maximum results, impact and enjoyment. Ms. Dunaway previously served as the U.S. President and Global Chief Marketing Officer of KidZania, an international location-based entertainment concept focused on children’s role-playing activities, from October 2010 to December 2014. From October 2007 to October 2010, Ms. Dunaway served as Executive Vice President for Nintendo, with oversight of all sales and marketing activities for the company in the United States, Canada and Latin America. Before joining Nintendo, Ms. Dunaway was Chief Marketing Officer for Yahoo! from June 2003 to November 2007. Prior to joining Yahoo!, Ms. Dunaway was at Frito-Lay for 13 years in various leadership roles in sales and marketing, including serving as the company’s Chief Customer Officer and as Vice President of Kids and Teens brands. Ms. Dunaway has served as a member of the board of directors for Red Robin Gourmet Burgers, Inc. since 2014, serving as the Chair of the nominating and corporate governance committee, as well as a member of the compensation committee. She also serves on the board of directors for GoHealth, LLC, a privately held health care company in the urgent care space. She previously served as a member of the board of directors for Nordstrom fsb from 2014 to 2017, Marketo, Inc. from 2015 to 2016, and Brunswick Industries from 2006 to 2014. Ms. Dunaway holds a Bachelor of Science degree in Business Administration from the University of Richmond and an M.B.A. from Harvard Business School. Because of her extensive experience in brand management and retail concepts, we believe Ms. Dunaway is well qualified to serve on our Board.
Christopher Tanco has served on our Board since January 2021. Mr. Tanco is employed as the Executive Vice President and Chief Operating Officer for 7‑Eleven, Inc., a role he has held since December 2015. As COO, he leads Franchise and Corporate Operations for 15,000 stores, the company’s digital initiatives, restaurant expansion, operations support, field merchandising and sales, store of the future, fuels and the Canada business unit. Mr. Tanco first joined 7-Eleven in November 2009 and served as an Executive Vice President and led 7‑Eleven’s international business across 18 countries from March 2012 until November 2015. Before joining 7‑Eleven, he was the Chief Franchise Officer for Pizza Hut. With nearly 20 years of experience, he served in various operations, international, general management, and franchise leadership roles with Yum! Brands. Mr. Tanco also serves on the boards of 7‑Eleven, Inc. and Urban Air Adventure Parks. He received his Bachelor of Arts in Interdisciplinary Studies from the Ateneo de Manila University, Manila, Philippines, and earned his M.B.A. from Darden Graduate School of Business Administration at the University of Virginia. Because of his extensive franchise and corporate operations, digital development and international experience, we believe Mr. Tanco is well qualified to serve on our Board.

Class II—Directors with Terms Expiring in 2023
Stephen Spinelli, Jr. has served on our Board since January 2012 and as Chair of our Board since May 2017. Dr. Spinelli has served as the 14th president of Babson College since July 2019. He served as Chancellor of Thomas Jefferson University from July 2017 until June 2018, having previously served as President of Philadelphia University since August 2007, which merged with Thomas Jefferson University in June 2017. He was named Chancellor Emeritus of Thomas Jefferson University effective July 1, 2018. Dr. Spinelli co-founded Jiffy Lube International, Inc. in 1979 under the leadership of his college football coach. Three years later, Dr. Spinelli became a franchisee and remained a director of the Company. He grew to become Jiffy Lube’s largest franchisee. Dr. Spinelli previously served as Chief Executive Officer of the American Oil Change Corporation. He also currently serves on the Board of Advisors of the Berwind Corporation. He received his Ph.D. in economics from The Management School, Imperial College, University of London, his M.B.A. from Babson College and his Bachelor’s Degree in Economics from McDaniel College. Because of his experience in franchising and as an entrepreneur, we believe Dr. Spinelli is well qualified to serve on our Board.
Enshalla Anderson has served on our Board since February 2020. Ms. Anderson has served as Director, Global Head of Brand Strategy, Google Cloud at Google since August 2020. Previously, she served as the Chief Strategy Officer at FutureBrand North America since June 2013. Prior to joining FutureBrand, she served as Senior Director of Brand Strategy at Siegel+Gale from December, 2008 until May, 2013, where she oversaw comprehensive naming, brand strategy, and architecture programs. Previously, she was a Director at Vivaldi Partners from December 2005 until October 2008, where she developed portfolio and product level strategies. Additionally, Ms. Anderson worked on the global marketing team at Avon from September 2000 until December 2005, touching heritage brands such as Skin-So-Soft and expanding Avon’s operations in Turkey. She began her career in JP Morgan’s Emerging Markets Fixed Income Research group and has more than 25 years of marketing and brand strategy experience, having partnered with leading brands across industries including Fidelity, Tupperware, Bell Helicopter, The Weather Company, and Gap Inc. Ms. Anderson earned her Bachelor of Arts in History from the University of Pennsylvania and her MBA from Harvard Business School. Because of her experience in consumer brands and strategic development, we believe Ms. Anderson is well qualified to serve on our Board.
Class III—Directors with Terms Expiring in 2021
Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer since 2003. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. He has played a critical role in developing and refining the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry. Under Mr. Rondeau’s leadership, Planet Fitness has experienced significant growth and has been recognized for many accolades including, Entrepreneur Franchise 500 – Fastest Growing Franchise List, Franchise Times’ Top 200, Forbes’ America’s Best Franchises, Newsweek Best Customer Service, Best Places to Work in New Hampshire, and more. An innovative entrepreneur, Mr. Rondeau was honored as an EY Entrepreneur of the Year and inducted into the UNH Alumni Entrepreneur Hall of Fame. Mr. Rondeau currently serves on the board of directors of the International Franchise Association. Mr. Rondeau received an honorary doctorate degree from Philadelphia University and received the University’s honorary innovation medal. Because of his leadership experience, role as Chief Executive Officer and history with Planet Fitness, we believe Mr. Rondeau is well qualified to serve on our Board.
Frances Rathke has served on our Board since August 2016. Ms. Rathke previously served as Chief Financial Officer and treasurer of Keurig Green Mountain, Inc. for 12 years, where she was responsible for leading the company’s finance organization, overseeing $1.5 billion in acquisitions and playing a leading role in capital raises and strategic investments. Prior to Keurig Green Mountain, she was interim Chief Financial Officer for Wild Oats Markets, Inc. Prior to her role at Wild Oats, Ms. Rathke served as Chief Financial Officer and secretary for 11 years at Ben & Jerry’s Homemade, Inc. where she oversaw the company’s overall financial plans, policies and procedures, after serving there as controller. Ms. Rathke is a current member of the board of directors of Green Mountain Power Corporation, John Hancock Investment Management and the Flynn Center for Performing Arts. Ms. Rathke earned her Certified Public Accountant in 1986 (inactive). She received a Bachelor of Science degree in Accounting from the School of Business at the University of Vermont. Because of her experience in consumer brands and her financial expertise, we believe Ms. Rathke is well qualified to serve on our Board.
Bernard Acoca has served on our Board since January 2021. Mr. Acoca is employed as the Chief Executive Officer and President for El Pollo Loco, the nation’s largest restaurant brand specializing in fire-grilled chicken, a role he has held since March 2018. Before joining El Pollo Loco, Mr. Acoca spent seven years at Starbucks Corporation in various capacities as a member of its executive team. Most recently, Mr. Acoca served as President of Teavana, Starbucks’ global tea brand from September 2015 to February 2018. In this role he was responsible for the overall strategy and operations of more than 375 Teavana specialty retail stores in North America, as well as its e-commerce business. Prior to that, he served at Starbucks as Vice President, Marketing and Promotions, Americas from 2010 to 2012 and as Senior Vice President, Marketing and Category, Americas from 2012 to 2014. From 2014 to 2015, Mr. Acoca served as Chief Marketing Officer for the Americas of

L’Oréal S.A. Prior to Starbucks, Mr. Acoca was employed by YUM! Brands, Inc., where he held various marketing positions of increasing responsibility from 2002 to 2010. Mr. Acoca currently serves on the board of El Pollo Loco. He graduated from Emory University with a Bachelor of Arts in History and International Studies. Because of his executive leadership and extensive brand development experience, we believe Mr. Acoca is well qualified to serve on our Board.

CORPORATE GOVERNANCE
Corporate Governance Highlights
Corporate governance is key to a strong and accountable Board. We strive to adopt practices that will promote the long-term interests of the Company and its stockholders, including the below examples.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the Compensation Committee of the Board

✓	Clawback, Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies for Directors, Executive Officers and other Employees	✓	Limitation on Management Directors. Our CEO is the only member of management who serves as a director

✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Audit Committee Approval Required for Related Party Transactions

✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	No “Poison Pill” (Stockholder Rights Plan)

✓	Independent Executive Compensation Consultant	✓	Commitment to Diversity, Equity and Inclusion

✓	Risk Oversight by the Board and Committees	✓	No excise tax gross-ups on severance or change-in-control payments or benefits

✓	Annual Board and Committee Self-Evaluations	✓	Established Whistleblower Policy

✓	Separate offices of chair of the Board and CEO	✓	Established Director and Senior Officer Stock Ownership Guidelines
Board Composition and Director Independence
Our business and affairs are managed under the direction of the Board. Our Restated Certificate of Incorporation provides that our Board shall consist of at least three directors but not more than fifteen directors and that the number of directors may be fixed from time to time by resolution of our Board. Our Board is divided into three classes, as follows:
•Class I, which consists of Craig Benson, Cammie Dunaway and Christopher Tanco. The terms of Gov. Benson, Ms. Dunaway and Mr. Tanco will continue until our 2022 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal;
•Class II, which consists of Stephen Spinelli, Jr. and Enshalla Anderson. The terms of Dr. Spinelli and Ms. Anderson will continue until our 2023 annual meeting of stockholders and a successor is duly elected and qualified or until earlier death, resignation or removal; and
•Class III, which consists of Chris Rondeau, Frances Rathke and Bernard Acoca. The terms of Mr. Rondeau, Ms. Rathke and Mr. Acoca will continue until the Annual Meeting and a successor is duly elected and qualified or until earlier death, resignation or removal.
At this time, the Board believes that the classified board structure is in the best interest of the Company. The three-year term will ensure that at any given time the majority of the directors will have deep knowledge of the Company and a firm understanding of its goals, and it allows for continuity and stability of our Board, promoting the balance of long-term and short-term interests of the Company and its stockholders. The structure also safeguards the Company from third-party takeover attempts, as it will require a longer period to change majority control of the board. A classified board remains accountable to the Company’s stockholders. The directors continue to have a fiduciary responsibility to the stockholders, and the stockholders have the ability to elect one third of the Board annually to ensure their interests are represented.
Amendments to certain provisions of our certificate of incorporation and bylaws, including the classified board provision, require the approval of holders of at least 75% of the voting power of our outstanding shares of capital stock. The Company believes this heightened threshold is appropriate as it relates to fundamental elements of our corporate governance. The provision does not preclude changes being made to governing documents but rather it requires broad stockholder consensus in order to effect change. By requiring a 75% stockholder vote, the Board is better positioned to protect the Company from third-party takeover attempts and encourage those interested in acquiring the Company to negotiate directly with the Board.
The Board evaluates the relationships of each director and any director nominees with the Company and makes an affirmative determination whether such director or nominee is independent. Pursuant to our corporate governance guidelines, an independent director shall be one who meets the qualification requirements for being an independent director under applicable laws and the corporate governance listing standards of the New York Stock Exchange ("NYSE"), including the requirement that the Board must have affirmatively determined that the director has no material relationships with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. To guide its determination as to whether or not a business or charitable relationship between the Company and an organization with which a director is so affiliated is material, the Board, or a designated committee of the Board, may from time to time adopt categorical standards of independence. Our Board has determined that Dr. Spinelli, Ms. Rathke, Ms. Dunaway, Ms. Anderson, Mr. Tanco and Mr. Acoca are independent directors under the rules of the NYSE.
Annual Board and Committee Performance Review
Pursuant to our corporate governance guidelines, our nominating and corporate governance committee is responsible for reporting annually to the Board an evaluation of the overall performance of the Board. Additionally, the charters of our audit committee, compensation committee and nominating & corporate governance committees each provide that the respective committee is responsible for performing or participating in an annual evaluation of its performance, the results of which are presented to the Board.
Board of Directors Leadership Structure
We currently separate the offices of the chair of the Board and chief executive officer of the Company, with Dr. Spinelli serving as non-executive chair, although the Board maintains the flexibility to select the chair of the Board and its leadership structure, from time to time, based on the criteria that it deems to be in the best interests of the Company and its stockholders. At this time, the Company believes that having a separate chief executive officer and chair allows Mr. Rondeau to focus on his role as our Chief Executive Officer and increases the Board’s independence from management, leading to effective monitoring and oversight. As non-executive chair, Dr. Spinelli serves as a key source of communication between the independent directors and the Chief Executive Officer, establishes the agenda for each meeting of the Board and coordinates the agenda for and presides at regularly scheduled meetings of the independent directors.
Board Meetings, Attendance and Committees
Our Board met thirty-six times during 2020. Each director attended at least 75% of the aggregate meetings of the Board and meetings of the board committees on which such director served in 2020. The Board also approved certain actions by unanimous written consent in lieu of a meeting.
It is our policy that our directors attend annual meetings of stockholders. All then-current directors attended the 2020 annual meeting of stockholders.
As of the date of this Proxy Statement, our Board has three standing committees: the audit committee; the compensation committee; and the nominating and corporate governance committee. Each committee operates under its own written charter adopted by the Board, each of which is available on our website at http://investor.planetfitness.com.
Audit Committee
Our audit committee consists of three non-employee directors: Ms. Rathke, Dr. Spinelli and Ms. Anderson, with Ms. Rathke serving as chair of the committee. Our audit committee has determined that each of Ms. Rathke, Dr. Spinelli and Ms. Anderson meets the definition of “independent director” under the rules of the NYSE and under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our audit committee met eight times during 2020.
None of our audit committee members simultaneously serve on the audit committees of more than three public companies, including ours. Our Board has determined that each of Ms. Rathke and Dr. Spinelli is an “audit committee financial expert” and Ms. Anderson is "financially literate" within the meaning of the SEC’s regulations and applicable listing standards of the NYSE. The audit committee’s responsibilities include:

•appointing, retaining, approving the compensation of, and assessing the qualifications, performance and independence of our independent registered public accounting firm;
•pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;
•reviewing and assessing with management, the internal auditor and outside consultants the adequacy of security for the Company’s information technology systems, processes and data;
•reviewing the adequacy of our internal controls over financial reporting;
•reviewing all related person transactions for potential conflict of interest situations and approving all such transactions;
•establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•recommending, based upon the audit committee’s review and discussions with management and the independent registered public accounting firm, the inclusion of our audited financial statements in our Annual Report on Form 10-K;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•monitoring our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•preparing the audit committee report required by the rules of the SEC to be included in this Proxy Statement; and
•reviewing and discussing with management and our independent registered public accounting firm our earnings releases.
Compensation Committee
Our compensation committee consists of three non-employee directors: Dr. Spinelli, Ms. Rathke and Ms. Dunaway, with Dr. Spinelli serving as chair of the committee. Our compensation committee met five times during 2020. Our Board has determined that each of Dr. Spinelli, Ms. Rathke and Ms. Dunaway meet the definition of an “independent director” under Section 303A.02 of the NYSE corporate governance standards and under the Exchange Act. The compensation committee has the authority to delegate to subcommittees of the compensation committee any of the responsibilities of the full committee and executive officers of the Company such responsibilities of the full committee as may be permitted by applicable laws and in accordance with NYSE rules. The compensation committee’s responsibilities include:

•determining and approving the compensation of our Chief Executive Officer, including annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives;
•reviewing and approving the corporate goals, as well as applicable personal goals, and objectives relevant to the compensation of our other executive officers;
•reviewing and approving the compensation of our other executive officers;
•appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•conducting the independence assessment outlined in the rules of the NYSE with respect to any compensation consultant, legal counsel or other advisor retained by the compensation committee;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•reviewing and establishing our overall management compensation philosophy and policy;
•overseeing and administering our equity compensation and similar plans;
•reviewing and approving our policies and procedures for the grant of equity-based awards and granting equity awards;
•reviewing and making recommendations to the Board with respect to director compensation; and
•reviewing and discussing with management the compensation discussion and analysis to be included in this Proxy Statement or Annual Report on Form 10-K.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of three non-employee directors: Ms. Dunaway, Dr. Spinelli and Ms. Anderson, with Ms. Dunaway serving as chair of the committee. Our nominating and corporate governance committee met six times during 2020. The nominating and corporate governance committee’s responsibilities include:

•developing and recommending to the Board criteria for board and committee membership;
•establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•identifying individuals qualified to become members of the Board;
•recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•developing and recommending to the Board a set of corporate governance principles;
•articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;
•reviewing and recommending to the Board practices and policies with respect to directors;
•reviewing and recommending to the Board the functions, duties and compositions of the Board’s committees;
•reviewing and assessing the adequacy of the committee charter and submitting any changes to the Board for approval;
•providing for new director orientation and continuing education for existing directors on a periodic basis;
•performing an evaluation of the performance of the committee;
•providing oversight of the Company's ESG initiatives; and
•overseeing the evaluation of the Board.
Board Oversight of Risk Management
While the full Board has the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our audit committee oversees management of enterprise risks, including data and cyber security, as well as financial risks, business conduct and ethics, and is also responsible for overseeing the review and approval of related party transactions. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our nominating and corporate governance committee oversees risks associated with our environmental, social, and corporate governance ("ESG") practices. Pursuant to the Board’s instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.
Due to the heightened risks to our business operations and the unique challenges and opportunities presented by the COVID-19 pandemic, the Board significantly increased the frequency of its meetings. Beginning in March 2020, the Board held weekly conference calls to ensure proper oversight of the business while the Company endured system-wide store closures and related challenges. As stores reopened across the country, these Board calls were reduced to every other week and have since been reduced to monthly, with additional meetings scheduled as appropriate.
Compensation Committee Interlocks and Insider Participation
Dr. Spinelli, Ms. Rathke and Ms. Dunaway have not at any time during the prior three years been one of our officers or employees. None of our executive officers currently serve, or in the past fiscal year have served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.
Codes of Conduct
We have adopted a code of business conduct and ethics applicable to our directors, officers and employees and a code of ethics for senior executive and financial officers applicable to our principal executive officer, president, principal financial officer, principal accounting officer and all controllers and any other senior operating and financial executives (the "Codes of Conduct"). The Codes of Conduct are available on our website at http://investor.planetfitness.com. If we make any substantive amendments to the Codes of Conduct or grant any waiver, including any implicit waiver, from a provision of the Codes of Conduct affecting our directors or executive officers, we will disclose the nature of such amendment or waiver on that website or in a Current Report on Form 8-K.
Corporate Governance Guidelines
We believe that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders. The Board has adopted a set of corporate governance guidelines to set clear parameters for the operation of our Board. Our corporate governance guidelines are available on our website at http://investor.planetfitness.com.
Director Nomination Process
The nominating and corporate governance committee recommends, and the Board nominates, candidates to stand for election as directors. The nominating and corporate governance committee has the authority to engage search firms for the purpose of identifying highly qualified director candidates, for which such firms are paid a fee. In January 2021, the Board appointed Messrs. Tanco and Acoca as directors, both of whom were initially identified and recommended by a search firm, for which the search firm was paid a fee. Stockholders may also nominate persons to be elected as directors in accordance with our bylaws and applicable law, as described under “Additional Information—Requirements for Stockholder Proposals.”

Board Membership Criteria
We seek a Board that collectively possess the experiences, skills, backgrounds, and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. It is the policy of the Board that directors should possess strong personal and professional ethics, integrity, and values; be business savvy and genuinely interested in the Company; and be committed to representing the long-term interests of our stockholders. Our goal is a balanced and diverse Board, with members whose skills, background and experience are complementary and, together, cover the spectrum of areas that impact our business.
Shareholder Engagement
We value shareholder engagement and strive for regular communication with our shareholders throughout the year. In addition to engaging with shareholders through our quarterly earnings calls, we routinely participate in direct investor meetings and investment community conferences.
Environmental, Social and Corporate Governance
In 2018, we conducted a materiality assessment, engaging both internal and external stakeholders to identify the ESG issues that are most important to Planet Fitness. Our process included establishing cross-functional working groups to address and integrate strategies into our policies and programs to measure progress and improve performance over the long-term. Our materiality assessment prioritized topics consistent with the Sustainability Accounting Standards Board's industry-specific disclosures for leisure facilities. The outcome of the assessment helped to inform the development of the pillars of our Corporate Social Responsibility ("CSR") platform, referred to as PF Purpose, which will be used to guide the evolution of our ESG strategy and approach over the coming years. The mission of PF Purpose is to enhance people's lives and create a healthier world. Health is core to who we are, so it is natural that health is at the heart of our approach to operating responsibly and positively impacting our members, our teams, our communities and future generations. Through PF Purpose, we will focus on three core areas: Physical Health, Mental Health, and Planet Health.
•We increase access to physical health, empowering underserved populations by breaking down social and financial barriers to fitness.
•We advance the mental health of our members, team members and the next generation by fostering an inclusive, engaged and judgement free culture across our stores and our communities.
•We aim to protect planet health by seeking to reduce our environmental impacts and partnering with our franchisees to make efficient, sustainable decisions across our operations.
•In service of our mission to create a healthier world, we commit to operating consistently, ethically and with integrity, through sound policies, leadership and oversight, while providing value to all of our stakeholders.
Our Nominating and Corporate Governance Committee oversees the Company's ESG initiatives and receives regular updates from the Company's CSR team. In March 2021, the Company produced its first CSR Impact Report. A copy of the CSR Impact Report will be available on a new PF Purpose section of the Company's website beginning in April 2021.
Communications with Directors
Stockholders and other interested parties wishing to communicate directly with our Board or individual directors may do so by writing to the Board or such individual c/o the Corporate Secretary, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. The Secretary will forward such communications to the Board or individual at or prior to the next meeting of the Board. The Secretary will not forward any communication determined in his good faith belief to be frivolous, unduly hostile, threatening or similarly unsuitable.

PROPOSAL 2:
Ratification of Independent Registered Public Accounting Firm
The audit committee of our Board has appointed KPMG LLP (“KPMG”) as our independent registered public accounting firm for 2021. We are asking our stockholders to ratify this appointment.
SEC and NYSE regulations require our audit committee to engage, retain, and supervise our independent registered public accounting firm. Our audit committee annually reviews our independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. Although stockholder ratification is not required by applicable law nor by our bylaws, we are submitting our selection of KPMG as our independent registered public accounting firm as a matter of good corporate governance.
We expect that representatives of KPMG will be present at the meeting, that the representatives will have the opportunity to make a statement if they so desire, and that they will be available to respond to appropriate questions.
KPMG has served as our independent registered public accounting firm since 2012.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Pursuant to the audit committee charter, the audit committee is responsible for the oversight of our accounting, reporting and financial practices. The audit committee has the responsibility to select, appoint, engage, oversee, retain, evaluate and terminate our external auditors; pre-approve all audit and non-audit services to be provided, consistent with all applicable laws, to us by our external auditors; and establish the fees and other compensation to be paid to our external auditors. During 2020, the audit committee pre-approved all audit and permitted non-audit services provided by KPMG.
Principal Accountant Fees and Services
The following sets forth fees billed by KPMG, for the audit of our annual financial statements and other services rendered for the fiscal years ended December 31, 2020 and 2019:

	Year ended December 31,
	2020	2019
Audit Fees(1)	$1,285,997	$1,915,764
Audit Related Fees(2)	—	—
Tax Fees(3)	997,964	1,036,345
All Other Fees(4)	6,000	5,340
Total	$2,289,961	$2,957,449

(1)Includes fees for audits of our annual financial statements, reviews of the related quarterly financial statements and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC. Audit fees also include the audit of our internal controls over financial reporting, as required by Section 404 of the Sarbanes Oxley Act of 2002.
(2)Includes accounting consultation services related to the adoption of the new revenue recognition standards, new lease accounting standards and certain agreed upon procedures that are not required by statute or regulation.
(3)Tax fees for 2020 and 2019 include $806,829 and $835,950, respectively, of professional services rendered for tax compliance, tax return review and preparation and tax payment planning. Tax fees for 2020 and 2019 also include $191,135 and $200,395, respectively, of professional services rendered for tax advice, planning, and other consulting services.
(4)Other fees related to annual subscriptions to KPMG’s Accounting Research online tool and Accounting Disclosure Checklist online tool.
There were no other fees billed by KPMG for services rendered to us, other than the services described above, for fiscal years ended December 31, 2020 and 2019.
The Board recommends a vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for 2021.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The compensation discussion and analysis that follows describes our compensation philosophy, policies and practices, summarizes our compensation programs, and discusses compensation decisions made by the compensation committee under those programs in 2020 with respect to the executive officers who are named in the summary compensation table below (referred to herein as our “named executive officers”). For 2020, our named executive officers are:

Name	Principal Position
Christopher Rondeau	Chief Executive Officer
Dorvin Lively	President
Thomas Fitzgerald	Chief Financial Officer
Craig Miller	Chief Digital & Information Officer
Jeremy Tucker	Chief Marketing Officer
2020 Challenges and Accomplishments
The COVID-19 pandemic has had a significant impact on our business and the health & fitness club industry as a whole. In response to the COVID-19 pandemic, beginning in mid-March 2020, we proactively closed all of our stores system-wide, temporarily furloughed a majority of our corporate-owned store employees, suspended billing membership and annual fees and temporarily suspended sales and placement of equipment. The Company took additional actions, including accessing our $75.0 million variable funding note, suspending our share repurchase program, taking temporary rent deferrals, suspending marketing activities, temporarily reducing executive compensation and completing a reduction in force of approximately 15% of our corporate headquarters employees, all of which were intended to preserve cash and liquidity while navigating the Company through the early stages of the COVID-19 pandemic.
Some of our stores remain closed as of March 1, 2021 due to state and local mandates, and many stores that are open remain subject to substantial operating limitations. In recognition of the unique circumstances caused by the COVID-19 pandemic, and to aid our franchisees as they work toward returning to normal business operations, we made available to our franchisees certain extensions of new store development, re-equipment and remodel schedules. We also incurred additional operating expenses to meet and exceed health and safety standards for our corporate stores and headquarters. See our 2020 Annual Report on Form 10-K for more details on the impact of the COVID-19 pandemic on our 2020 financial performance.
The following are some of the key measures of our financial performance and how they were impacted in 2020:

•Total revenue decreased from the prior year by 41.0% to $406.6 million.
•Net income (loss) attributable to Planet Fitness, Inc. was a loss of $15.0 million, or $0.19 per diluted share, compared to income of $117.7 million, or $1.41 per diluted share, in the prior year.
•Net income (loss) was a loss of $15.2 million, compared to income of $135.4 million in the prior year.
•Adjusted net income(*) decreased 97.9% to $3.1 million, or $0.04 per diluted share, compared to $146.7 million, or $1.59 per diluted share, in the prior year.
•Adjusted EBITDA(*) decreased 57.3% to $120.4 million from $282.2 million in the prior year.
•130 new Planet Fitness stores were opened system-wide during the year, bringing system-wide total stores to 2,124 as of December 31, 2020.

*	Adjusted net income, Adjusted EBITDA, and Adjusted net income per share, diluted, are non-GAAP measures. For a discussion of Adjusted net income, Adjusted EBITDA, and Adjusted net income per share, diluted, reconciliations of Adjusted net income and Adjusted EBITDA to U.S. GAAP (“GAAP”) net income (loss), and a computation of Adjusted net income (loss) per share, diluted, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Despite the challenges we faced in 2020, we were able to see significant achievements that we believe have helped to strengthen our brand and the value proposition we offer our members. Some of our most significant achievements were in the area of digital strategy. While we have been in the process of updating our technology to enhance the overall member experience over the last few years, COVID-19 accelerated our efforts. In response to our system-wide store closures in mid-March 2020, we quickly developed our “United We Move” initiative, offering free daily workouts on Facebook Live to members and nonmembers alike. These workouts kept people moving and entertained while they were at home, featuring numerous celebrity guests and Planet Fitness trainers. In addition to live daily workouts, we were able to leverage our partnership with iFit to offer more than 500 workouts through our free Planet Fitness mobile app. We also began testing PF+, a ‘digital only’ monthly subscription membership for $5.99 via our mobile app. While we continue to offer free content via our mobile app, PF+ features premium content, including live daily workouts, digital fitness classes that participants can do at home or in the gym, a variety of fitness trainers, and progressive workout series to help participants advance over time and more.
While 2020 presented some of the greatest challenges in the history of the Company, we believe that the efforts of our named executive officers and our Board were critical to maintaining our financial and operational stability in 2020 and preserving the long-term value of our Company. Notwithstanding their efforts, each of our named executive officers experienced meaningful reductions in compensation for 2020. These included a temporary reduction in base salary, effective beginning on April 13, 2020 and ending August 31, 2020, as well as receiving no payout pursuant to the 2020 annual bonus plan. Similarly, the Board elected to forgo its cash retainer fees for the second and third quarters of 2020. The impact of these reductions is discussed in detail below under "Components of our Executive Compensation Program" and "Director Compensation" respectively.
Overview of our Executive Compensation Program
Our executive compensation program is designed to closely tie pay to performance, in part through compensating our executives based on the attainment of operating goals that influence the creation of shareholder value. The compensation committee applied the following policies and principles in making its compensation determinations for our named executive officers in fiscal year 2020:

•Base salaries should be consistent with those for similar positions based on peer group data;
•Annual bonuses should be directly connected to company performance and achievement of corporate goals;
•Equity compensation should be used to align the interests of our named executive officers with those of our stockholders;
•Benefits provided to our named executive officers should generally be the same as those provided to our other employees; and
•Total compensation should attract, motivate and retain talented executives in a competitive environment.
We believe that the features of our executive compensation program benefit the Company as a whole and serve to increase the alignment of incentives between our executive officers and our shareholders, while avoiding the promotion of excessive risk-taking. This was demonstrated during 2020 through the meaningful reduction in compensation paid to or earned by our named executive officers as described below.
Process for Determining Executive Compensation
The compensation committee
The compensation committee oversees our executive compensation program and is responsible for approving the nature and amount of the compensation paid to our executive officers and administering our equity compensation plans and awards.
To maintain pay at competitive levels, our compensation committee strives to set base salaries and total compensation (base salary, annual bonus at target and the grant date value of long-term incentive awards) at approximately the 50th percentile of our peer companies for the same element of compensation.
For information on the peer companies we use for compensation setting purposes, please see the discussion under “Use of Peer Group and Benchmarking.” To tie executive compensation to performance, short-term incentives are earned based primarily on the achievement of previously established corporate goals and take into consideration overall company performance for the year. The compensation committee also considers company performance when determining the size of long-term incentive awards.
As described below, the compensation committee works with members of management and obtains advice from an external independent compensation consultant when making its compensation decisions; however, the compensation committee remains solely responsible for setting the compensation of our named executive officers.
The role of management
The Chief Executive Officer makes compensation-related recommendations to the compensation committee with respect to the annual base salary, target bonus opportunities and long-term incentive award grants for the named executive officers (other than himself). No member of the management team, including our Chief Executive Officer, has a role in determining his or her own compensation.
The role of the compensation consultant
Each year, the compensation committee considers a variety of factors in assessing the competitiveness of our executive compensation program and the individual total compensation of each of our named executive officers. These factors include our performance against our internal strategic, operational and financial goals, an analysis of the appropriate mix of short-term cash and long-term equity compensation and a thorough review of compensation paid at peer companies compared to the compensation we pay our executives officers.
The compensation committee has engaged a compensation consulting firm to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to the compensation of our Chief Executive Officer and our other named executive officers. The compensation committee directly engaged Meridian Compensation Partners ("Meridian") in June 2019 to establish an updated peer group for its 2020 compensation determinations. After consideration of the independence assessment factors provided under the listing rules of the NYSE, the compensation committee determined that Meridian is independent and that the work it performed in 2020 did not raise any conflicts of interest. In addition to providing an annual review of the Company's executive compensation practices and policies, in 2020 Meridian provided analysis and advice specifically related to the impact of the COVID-19 pandemic and potential changes to the Company's practices and policies in response to that impact.
Use of peer group and benchmarking
With the assistance of Meridian, the compensation committee developed a list of our peer companies and collected and analyzed compensation data of these peer companies and compared it to the levels and components of our executive compensation program. To determine our peer companies, the compensation committee reviewed publicly traded companies operating primarily under a franchise business model in the hotels, restaurants and leisure or specialty retail industries with a similar market capitalization and comparable size to the Company.
Based on the foregoing selection criteria, the compensation committee developed an updated list of selected peer companies for its 2020 peer group. Among the Company's 2019 peer group, Bojangles and Sonic are no longer public companies, and Aaron's, Inc. is not representative of the industry, company size or market capitalization of the Company's other target peers. Because Bojangles, Sonic and Aaron's did not meet the compensation committee's selection criteria, they were removed from the Company's peer group, and Tivity Health, Inc. and Weight Watchers International were added. The compensation committee used compensation data from these peer companies as a basis for evaluating base salary and annual bonus target levels, as well the values and types of long-term incentive awards granted, for the 2020 fiscal year.

2020 Peer Companies Utilized in Evaluating Named Executive Officer Compensation

Bloomin Brands	Domino’s	Shake Shack

Brinker International	Dunkin Brands*	Texas Roadhouse

Cheesecake Factory	Jack in the Box	Tivity Health, Inc.

Denny’s	Papa John’s	Weight Watchers International

DineEquity	Ruth’s Hospitality Group	Wendy’s Co.
* Dunkin Brands was acquired by Inspire Brands on December 15, 2020 and is now privately held.

Pay mix
The compensation of our named executive officers for the fiscal year 2020 consisted of the following elements:

Compensation Element	Purpose	Features

Base Salary	To attract, motivate and retain highly skilled executives.	Fixed component of pay to provide financial stability based on responsibilities, experience, individual contributions and peer company data.

Annual Cash Bonuses*	To promote and reward the achievement of key short term strategic and business goals of the Company; to motivate and attract executives.	Variable component of pay based on previously established annual company goals and, as appropriate, personal goals.

Long-Term Incentives	To encourage executives to focus on long term Company performance and increasing stockholder value; to promote retention of executives; to align the interests of our executives with our stockholders.	Equity component of pay that aligns executive interests with those of our stockholders and rewards stockholder value creation over the long term; currently in the form of stock options and restricted stock units that generally vest in equal installments over a four-year period, as well as performance share units that vest in full on the third anniversary of the grant date, subject to the achievement of certain performance criteria, described below.
*Based on the Company's performance against the pre-established applicable performance targets, no annual cash bonuses were awarded for 2020.
Components of our Executive Compensation Program
Base salary
Each of our named executive officers is paid a base salary. The compensation committee believes this element of compensation is important because it provides a fixed element of compensation that reflects the individual named executive officer’s skills, experience and role, as valued in the marketplace and within the Company. Base salaries are established based on peer group data, internal pay equity considerations and each named executive officer’s skill set, experience and role and responsibilities. Base salaries are reviewed annually, upon promotion, or following a change in job responsibilities and may be adjusted based on the above-referenced criteria and the recommendations of our Chief Executive Officer, except with regard to his own base salary. The initial base salary of each of Messrs. Rondeau, Lively, Fitzgerald, Miller and Tucker is set forth in his respective employment agreement, and, except for Messrs. Fitzgerald and Tucker, have been subsequently adjusted by the compensation committee. In 2020, the compensation committee approved increases to the base salaries of Messrs. Rondeau, Lively and Miller (of $775,000 to $900,000, $525,000 to $550,000, and $375,000 to $387,000, respectively) in order to bring each base salary closer to the 50th percentile for similar positions within the Company's peer group. These base salary increases were approved by the compensation committee in February 2020, prior to the declaration of the COVID-19 outbreak as a pandemic and the subsequent shutdown of our stores.
The base salaries of our named executive officers in 2020 were as follows:

•Mr. Rondeau, $900,000. Mr. Rondeau voluntarily elected to forgo 100% of his base salary from April 13 to August 31, 2020.
•Mr. Lively, $550,000. Mr. Lively voluntarily elected to forgo 30% of his base salary from April 13 to August 31, 2020.
•Mr. Fitzgerald, $450,000. Mr. Fitzgerald voluntarily elected to forgo 25% of his base salary from April 13 to August 31, 2020.
•Mr. Miller, $387,000. Mr. Miller voluntarily elected to forgo 25% of his base salary from April 13 to August 31, 2020.
•Mr. Tucker, $375,000. Mr. Tucker voluntarily elected to forgo 25% of his base salary from April 13 to August 31, 2020.
Annual bonus plan
Each of our named executive officers is eligible to earn a cash bonus under our annual bonus plan based on the achievement of key corporate financial and strategic goals and, in some cases, if determined to be appropriate by the compensation committee, the achievement of certain personal goals. The compensation committee believes this element of compensation is important because it directly ties the compensation paid to our named executive officers with the achievement of key operating and financial goals.
For fiscal 2020, the compensation committee chose Adjusted EBITDA as the performance goal that would be used to establish the funding levels under our annual bonus plan. The use of Adjusted EBITDA as the primary performance metric under the plan provides a direct link between the compensation payable to our executives and the value we create for our shareholders. Adjusted EBITDA is also a key metric used by us and by our shareholders to evaluate our business performance.
The compensation committee set the Adjusted EBITDA target for fiscal 2020 at $329.163 million, a level it believed was both challenging and achievable at the time it set the goal in the first quarter of 2020. By establishing a target that is challenging, the compensation committee believes that the performance of our employees, and therefore our performance, is maximized. By setting a target that was thought to be achievable when established, the compensation committee believes that employees will remain motivated to perform at the high level required to achieve the target. The compensation committee did not make any adjustments to the Adjusted EBITDA target in response to the COVID-19 pandemic.
The level of potential funding under the annual bonus plan for fiscal 2020 ranged from 0% to 225% of target based on our actual performance relative to the Adjusted EBITDA target, with a threshold funding level established by the compensation committee of $296.247 million (90% of target), the minimum level of Adjusted EBITDA performance that would result in any funding under the annual bonus plan. Bonus pool funding is non-linear based on the percentage of achievement versus target, as shown in the table below.

Overall Bonus Pool Funding Plan—Adjusted EBITDA Target
(all $ amounts in thousands)	Achievement	Threshold Performance (funding at 25% of target)	Target Performance (funding at 100% of target)	Maximum Performance (funding at 225% of target)
Adjusted EBITDA targets ($)		296,247	329,163	362,079
Achievement vs. target (%)		90	100	110
Bonus pool funding targets ($)		1,750	6,999	15,747
Adjusted EBITDA
Achievement in dollars ($)	120,360
Achievement vs. target (%)	36.6
Bonus pool funding ($)(1)	—

(1)	The Company did not meet the threshold Adjusted EBITDA of 90% of target and therefore did not fund the bonus pool.
*	Adjusted EBITDA is a non-GAAP measure. For a discussion of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to U.S. GAAP (“GAAP”) net income (loss), see “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Non-GAAP Financial Measures” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Once the Adjusted EBITDA performance is determined after the close of the fiscal year, the funding level of the annual bonus plan is established. Because the Company did not meet the threshold Adjusted EBITDA of 90% of target for 2020, the bonus pool for the annual bonus plan was not funded. Had the bonus pool been funded based on Adjusted EBITDA, the available funds would have been allocated to participants in the plan based on the achievement of relevant financial or operational business goals. These specific goals are chosen by the compensation committee based on their impact on our profitability. Goals are designated as either “corporate” or “personal.” Corporate goals are financial or operational goals that are influenced or impacted by the activities of the broader organization. Corporate goals are shared among all executives in order to encourage cross-functional collaboration. Personal goals, when appropriate for the role, are measurable operational or business goals that relate directly to the duties and responsibilities of the individual executive. Each performance goal, whether “corporate” or “personal”, has a designated weighting and related payout at threshold, target and maximum levels of achievement.
The compensation committee established the corporate performance goals listed below for our 2020 annual bonus plan, including goals based on Adjusted EBITDA, system wide same store sales, total franchise store placements and net revenue. The table below shows the range of possible payment levels based on achievement of the applicable performance target. Payment levels between threshold and maximum are determined based on additional defined achievement levels. Under the annual bonus plan, if actual achievement is below 25% of the target amount for any performance metric then no payment would be made in respect of that performance metric.

2020 Annual Bonus Plan Performance Targets
	Weighting (%)	Threshold Performance	Target Performance	Maximum Performance
Adjusted EBITDA ($, in thousands)	30	296,247	329,163	362,079
Same Store Sales (system wide) (%)	30	8.23	9.73	11.73
Total franchise store placements (#)	20	231	251	265
Net Revenue ($, in thousands)	20	724,964	783,745	881,713
Payout percentage (%)		25	100	225
The target amount of each named executive officer’s annual cash bonus is set as a percentage of his base salary. The target amount for each of our named executive officers was determined pursuant to his respective employment agreement, and, except for Messrs. Fitzgerald and Tucker, has been subsequently adjusted by the compensation committee.
Consistent with adjustments made in prior years to executive officers’ target annual bonuses, in 2020, the compensation committee decided to increase Mr. Lively's target annual bonus to 100% of his base salary in order to bring his target annual bonus to at least the 25th percentile for similar positions within the Company's peer group.
The target bonus opportunity of each of our named executive officers for 2020 is listed in the table below:

Named Executive Officer	Target Bonus Opportunity (as a percentage of base salary)
Christopher Rondeau	120%
Dorvin Lively	100%
Thomas Fitzgerald	60%
Craig Miller	60%
Jeremy Tucker	60%
As noted above, the 2020 annual bonus plan was not funded due to the Company's failure to achieve the funding threshold of 90% of the Adjusted EBITDA target of $329.163 million. As a result, none of our named executive officers received a bonus payout pursuant to the 2020 annual bonus plan. Actual achievement of the 2020 corporate performance goals, as applicable to Messrs. Rondeau, Lively, Fitzgerald, Miller and Tucker were as follows:

Corporate Performance Goal (Weighting)	2020 Performance Result	Level of Achievement (as a % of target)	Bonus Earned (as a % of target)
Adjusted EBITDA (30%) ($, in thousands)	120,360	36.6%	—%
Same Store Sales (system wide) (30%)(1)	—%	—%	—%
Total franchise store placements (20%)	117	46.6%	—%
Net Revenue (20%) ($, in thousands)	406,618	51.9%	—%

(1)	Due to the system-wide store closures during significant portions of 2020, as well as the sporadic nature of stores reopening and certain stores reclosing, we are not able to determine same store sales for 2020. Therefore, we have determined that for this goal the performance result is 0% and correspondingly, the level of achievement is 0% of target.
Had the 2020 annual bonus plan been funded, bonuses for Messrs. Rondeau and Lively would have been based solely on the level of achievement of the above corporate performance goals. With respect to Messrs. Fitzgerald, Miller and Tucker, the potential amount to be earned under our 2020 annual bonus plan was based on the level of achievement of both the corporate performance goals and the level of achievement of their personal performance goals. The corporate performance goals were individually weighted as described above and together would have been determinative of 80% of their total bonus target. The personal performance goals were individually weighted and together would have been determinative of 20% of their total bonus target. The personal performance goals for Messrs. Fitzgerald, Miller and Tucker were initially determined at the beginning of the year and subsequently amended to reflect the evolving priorities of our business as a result of the COVID-19 pandemic.
The individual performance goals specific to Mr. Fitzgerald included the following strategic and operational goals:
•Achievement of Company knowledge and business partnership plan (20%)
•Achievement of investor relations transition plan (20%)
•Develop and implement plan to enhance finance team (20%)
•Develop and implement budget and forecast plan (20%)
•Develop and implement Company enterprise value initiative (20%)

The individual performance goals specific to Mr. Miller included the following strategic and operational goals:

•Achievement of COVID-19 action plan (12%)
•Achievement of data and advanced analytics milestones (25%)
•Develop and drive point-of-sale stability plan (13%)
•Achievement of mobile development and commercialization milestones (25%)
•Develop and drive media content strategy (13%)
•Develop and implement plan to enhance IT team (12%)
The individual performance goals specific to Mr. Tucker included the following strategic and operational goals:
•Achievement of COVID-19 action plan (20%)
•Develop and drive net membership growth plan (20%)
•Develop and implement plan to enhance alignment between NAF and LAF spending (20%)
•Develop and implement first quarter marketing strategy (20%)
•Achievement of first quarter marketing strategic plan (20%)
Because the 2020 bonus plan was not funded, none of our named executive officers received a bonus payment for 2020, and individual performance goals were not evaluated by the compensation committee in connection with annual bonus payment determinations.
Long-term incentive awards
Each of our named executive officers is eligible to receive equity awards under our long-term incentive program. Our long-term incentive program is designed to promote stock ownership by our senior management, tie compensation realized to stock price performance and encourage retention of key executives. Our long-term incentive program is a key tool in aligning executive pay with value creation on behalf of shareholders without promoting excessive risk-taking.
Our 2020 long-term equity incentive program consisted of a combination of stock option, restricted stock unit and performance share unit awards. Performance share unit awards are performance-based awards that vest in full after three years and are paid out only upon achievement of certain Adjusted EBITDA and same store sales target goals. The compensation committee also considers stock options to be performance-based because no value is created for the stock option awards unless the value of our Class A common stock appreciates after the date the stock options are granted. The Company grants stock option, restricted stock unit and performance share unit awards to our named executive officers, and other key employees, under the Planet Fitness, Inc. 2015 Omnibus Plan (the “2015 Plan”), which we adopted in connection with our IPO.
For the purpose of determining the size of the 2020 long-term incentive awards granted to our named executive officers, the compensation committee considered the long-term incentive data from the Company’s peer group, based on Meridian’s analysis and recommendations. The compensation committee also considered these factors when determining that the 2020 long-term incentive awards should contain an equal mix of stock options, restricted stock units and performance share units.
The compensation committee granted the following awards to our named executive officers in 2020:

•Mr. Rondeau received an option to purchase 44,791 shares of our Class A common stock with a grant date fair value of $999,000, a grant of 15,524 restricted stock units of our Class A common stock with a grant date fair value of $999,000 and a grant of 15,524 performance share units of our Class A common stock (at target) with a grant date fair value of $999,000.
•Mr. Lively received an option to purchase 14,385 shares of our Class A common stock with a grant date fair value of $320,833, a grant of 4,985 restricted stock units of our Class A common stock with a grant date fair value of $320,833 and a grant of 4,985 performance share units of our Class A common stock (at target) with a grant date fair value of $320,833.
•Mr. Fitzgerald received an option to purchase 6,302 shares of our Class A common stock with a grant date fair value of $150,000, a grant of 1,998 restricted stock units of our Class A common stock with a grant date fair value of $150,000 and a grant of 2,331 performance share units of our Class A common stock (at target) with a grant date fair value of $150,000.
•Mr. Miller received an option to purchase 5,783 shares of our Class A common stock with a grant date fair value of $129,000, a grant of 2,004 restricted stock units of our Class A common stock with a grant date fair value of $129,000 and a grant of 2,004 performance share units of our Class A common stock (at target) with a grant date fair value of $129,000.
•Mr. Tucker received a grant of 1,942 performance share units of our Class A common stock (at target) with a grant date fair value of $125,000. Pursuant to his employment agreement, Mr. Tucker received an option to purchase 5,513 shares of our Class A common stock with a grant date fair value of $125,000 and a grant of 1,742 restricted stock units of our

Class A common stock with a grant date fair value of $125,000 upon his hire on November 20, 2019 and, therefore, did not receive a grant of stock options or restricted stock units in 2020.
The stock options and restricted stock units granted to our named executive officers in 2020 vest over four years, in four equal installments beginning on the first anniversary of the grant date, subject to continued employment through the applicable vesting date. The performance share units granted to our named executive officers in 2020 vest in full on the third anniversary of the grant date subject to achievement of pre-established Adjusted EBITDA and same store sales targets and subject to continued employment through the third anniversary of the grant date. The number of shares of our Class A common stock issuable under the performance share units will be determined based on the level at which the goals are achieved and can range from 50% to 200% of the shares subject to the award. The stock options have a ten-year term. Stock options are issued with an exercise price equal to the closing price of a share of our Class A common stock on the date of grant and cannot be repriced or reloaded without shareholder approval. Restricted stock units and performance share units are issued based on the fair market value as determined by the closing share price of our Class A common stock on the date of the grant.
2019 & 2020 Long-Term Incentive Awards
In 2019 and 2020, the long-term incentive awards granted to our named executive officers were granted in the form of an equal mix of stock options, restricted stock units and performance share units. The performance share unit awards granted in these two years ("2019 & 2020 Performance Share Awards") are subject to a three-year cliff vesting and will be earned only upon achievement of certain Adjusted EBITDA and same store sales goals. Due to the impact of the COVID-19 pandemic on the Company's 2020 performance, which resulted in the temporary closure of all of our stores for a period ranging between approximately two to nine months of the year, as described above, we are not able to determine same store sales for 2020. Additionally, when taken together, the impact of the COVID-19 pandemic and the uncertainty of the near-term environment, will likely result in the Adjusted EBITDA goals for the 2019 & 2020 Performance Share Awards being unable to be achieved. As a result, the performance share units granted in 2019 and 2020 are unlikely to be paid out, even at the threshold level.
The compensation committee believes the loss of two years of performance share unit awards would likely negatively impact the motivation, morale and retention of key employees. In order to retain and adequately compensate the leadership team, which has been critical to the Company's historical success and will continue to be critical to its future achievements, the compensation committee has approved supplemental grants to be awarded in 2021 to each recipient of the 2019 & 2020 Performance Share Awards ("Supplemental Equity Awards"). The Supplemental Equity Awards will be granted as stock options and restricted stock units and will be based on the number of shares that would have been issued under the 2019 & 2020 Performance Share Awards assuming a target level of achievement. The restricted stock units will be granted on a one-for-one basis at a quantity equal to 50% of the performance share units granted pursuant to the 2019 & 2020 Performance Share Awards at target. The stock options will be granted based on the ratio of stock options to 50% of the performance share units granted pursuant to the 2019 & 2020 Performance Share Awards at target. The stock options will have a ten-year term and will be issued with an exercise price equal to the closing price of a share of our Class A common stock on the date of grant. The Supplemental Equity Awards will vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to continued employment through the applicable vesting date. In conjunction with the granting of the Supplemental Equity Awards, the 2019 & 2020 Performance Share Awards will be cancelled.
2021 Annual Bonus Plan & Long-Term Incentive Awards
Due to the uncertainty of the near-term business environment brought on by the COVID-19 pandemic, the compensation committee has approved certain one-time changes to the design of the 2021 annual bonus plan and the 2021 long-term incentive program. For 2021, the annual bonus plan will be determined based on two six-month performance periods of January through June ("1H 2021") and July through December ("2H 2021"). The funding of the bonus pool will be determined by certain Adjusted EBITDA targets determined at the beginning of each of 1H 2021 and 2H 2021. The corporate performance goals for the 2021 annual bonus plan will include Adjusted EBITDA, net membership growth and franchisee store growth as the applicable performance metrics. Each metric will be equally weighted for those named executive officers who do not have personal performance goals, and weighted 30%, 30% and 20% respectively for each named executive officer whose bonus includes a personal performance goal, with the personal performance goal making up the remaining 20% of bonus potential. The targets for each metric will be set at the beginning of each 1H 2021 and 2H 2021 and, at least for 1H 2021, include a mechanism for adjustment in the event of store closure mandates due to the COVID-19 pandemic. The payout for both performance periods will be made in March 2022, in accordance with our normal practices.
Also in recognition of the uncertainty of the near-term business environment, the compensation committee decided to change our long-term incentive program for 2021, such that performance share units will not be granted and instead only stock options and restricted stock units will be granted, with the value of each long-term incentive award to be divided equally between those two components. The 2021 annual grants will be in addition to the Supplemental Equity Grants described above.

The Supplemental Equity Awards and changes to the 2021 annual bonus plan and long-term incentive awards were made in consultation with Meridian after analysis of general market and peer group data. The changes are a reflection of the unique circumstances of the current business environment and intended to ensure our leadership team’s total compensation appropriately recognizes and rewards the team's contributions to the Company, while providing impactful retentive value. The compensation committee expects the annual bonus plan for 2022 will return to being based on full year metrics and targets more consistent with prior years and that the 2022 long-term incentive program will again include performance share units.
Stock ownership guidelines
On February 27, 2018, the Board adopted stock ownership guidelines for our non-employee directors and senior executive officers, under which (i) our Chief Executive Officer, President and Chief Financial Officer are required to acquire and own stock or stock equivalents in an amount equal to five times their annual base salary and (ii) all other senior executive officers are required to acquire and own stock or stock equivalents in an amount equal to three times their base annual salary. Senior executive officers are required to meet the applicable ownership requirements within five years of becoming subject to them. Until the required ownership level is reached, senior executive officers are required to retain 100% of any shares, net of applicable taxes and the payment of any exercise or purchase price (if applicable), received upon the vesting or settlement of equity awards or the exercise of stock options. As of December 31, 2020, Messrs. Rondeau and Lively had met their respective applicable stock ownership requirements under these guidelines. We anticipate that Messrs. Fitzgerald, Miller and Mr. Tucker will meet the applicable stock ownership requirements within the required timeframe. The guidelines applicable to our non-employee directors are discussed in more detail under “Director Compensation” below.
Retirement plans
All of our named executive officers are eligible to participate in our 401(k) Plan, a broad-based retirement plan in which generally all of our full-time U.S.-based employees are eligible to participate. Under our 401(k) Plan, employees are permitted to defer a portion of their annual eligible compensation, subject to the limits imposed by the Internal Revenue Code, and the Company makes a fully vested matching contribution of 100% of employee contributions up to the first 3% of compensation, plus 50% of employee contributions up to the next 2% of compensation. We do not maintain any qualified or non-qualified defined benefit plans or supplemental executive retirement plans that cover our named executive officers.
Employee benefits and perquisites
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including medical and dental benefits, life insurance benefits and short-term and long-term disability insurance. Our named executive officers participate in these plans on the same basis as other eligible employees. We do not maintain any supplemental health or welfare plans for our named executive officers. We also provide certain of our named executive officers, and other key employees, with certain additional limited benefits including tax equalization payments made to those of our named executive officers who are treated as partners rather than employees for U.S. tax purposes to offset self-employment and other additional taxes incurred as a result of such treatment, reimbursement of fees related to accounting services and relocation expenses, as applicable. The value of these benefits, to the extent provided to a named executive officer, is included in the “All Other Compensation” column of the summary compensation table below.
Other Compensation-Related Matters
Tax effects of executive compensation
Section 162(m) of the Internal Revenue Code disallows a tax deduction for compensation paid to certain executive officers in a taxable year in excess of $1 million. The compensation committee believes its primary responsibility is to establish and maintain an executive compensation program that satisfies the objectives and principles described in this Compensation Discussion and Analysis and has paid or provided, and will continue to pay or provide, compensation that is not tax deductible or that is limited as to deductibility.
Clawbacks; insider trading
Effective as of February 22, 2019, the Company adopted an Executive Compensation Recoupment Policy, or “clawback” policy, which is administered and enforced by the compensation committee, and applies to any cash or equity-based bonus or other cash or equity-based incentive granted by the Company to any of our executive officers. In the event of a restatement of the Company’s financial results due to material noncompliance with financial reporting requirements under the securities laws, with respect to any cash or equity-based bonus or other cash or equity-based incentive compensation paid or awarded by the Company to any current or former employee who is, or was, an “officer” of the Company for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended (each, an “Executive Officer”), the compensation committee may, in its discretion, seek reimbursement of any such compensation awarded or paid to the Executive Officer or effect the cancellation of unvested and vested equity awards previously granted, if and to the extent such bonus or incentive compensation was based on the erroneous financial data and was in excess of what would have been paid to the Executive Officer under the accounting restatement. If the achievement of a certain financial result was considered in determining the bonus or incentive compensation awarded or paid to an Executive Officer, but the bonus or incentive compensation was not awarded or paid on a formulaic basis, the compensation committee will determine, in its sole discretion, the amount, if any, by which the payment or award should be reduced or reimbursed. The compensation committee has sole discretion under the policy to determine whether, and from whom, to seek recovery, as well as the form and timing of any recovery, which may include, among other forms of recovery, repayment or an adjustment to future incentive-based compensation payouts or grants.
The Company also has an insider trading policy, which prohibits any hedging, short sales and pledging transactions with respect to the Company’s securities by directors, officers and all employees.
Compensation risk assessment
During 2020, the compensation committee assessed our compensation policies and practices to evaluate whether they create risks that are reasonably likely to have a material adverse effect on the Company. Based on its assessment, the compensation committee concluded that the Company’s compensation policies and practices, in conjunction with the Company’s existing processes and controls, do not create incentives to take risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Report
The compensation committee has reviewed and discussed the Compensation Discussion and Analysis that appears above with management. Based on such review and discussion, the compensation committee has recommended to our Board that the Compensation Discussion and Analysis that appears above be included in this Proxy Statement.

Respectfully submitted, THE COMPENSATION COMMITTEE Stephen Spinelli, Jr., Chair Frances Rathke Cammie Dunaway

Summary Compensation Table
The following table sets forth information concerning the compensation earned by, awarded or paid to our named executive officers for fiscal 2020, 2019 and 2018, as applicable to the named executive officer.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Rondeau	2020	530,139	1,998,000	999,000	—	190,146	3,717,285
Chief Executive Officer	2019	754,808	1,549,962	774,979	1,167,677	189,400	4,436,826
	2018	700,000	1,049,989	1,050,000	1,381,542	183,188	4,364,719

Dorvin Lively	2020	481,965	641,666	320,833	—	48,792	1,493,256
President	2019	518,269	525,918	262,481	494,379	47,862	1,848,909
	2018	500,000	374,980	374,988	575,642	672,293	2,497,903

Thomas Fitzgerald	2020	389,621	300,000	150,000	—	147,985	987,606
Chief Financial Officer(5)

Craig Miller	2020	347,569	258,000	129,000	—	7,212	741,781
Chief Digital and Information Officer	2019	370,193	249,922	124,997	249,868	6,731	1,001,711
	2018	350,000	87,481	87,488	228,693	47,722	801,384

Jeremy Tucker	2020	339,224	125,000	—	—	185,469	649,693
Chief Marketing Officer(5)
(1)Amounts represent the aggregate grant date fair value of restricted stock unit and performance share unit awards granted to each of our named executive officers, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for these awards are discussed in Note 14 to our consolidated financial statements for the years ended December 31, 2020 and 2019 and in Note 13 to our consolidated financial statements for the year ended December 31, 2018, included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2020, 2019 and 2018. With respect to performance share units granted to the named executive officers in 2020 and 2019, the aggregate grant date fair value was determined based on the probable outcome of the performance conditions associated with such awards at the date of grant. For the performance share units granted in 2020, the aggregate grant date fair value of the awards, assuming the maximum level of performance is achieved, is $1,998,000 for Mr. Rondeau, $641,666 for Mr. Lively, $300,000 for Mr. Fitzgerald, $258,000 for Mr. Miller and $250,000 for Mr. Tucker. For the performance share units granted in 2019, the aggregate grant date fair value of the awards, assuming the maximum level of performance is achieved, is $1,549,962 for Mr. Rondeau, $525,918 for Mr. Lively and $249,922 for Mr. Miller. No performance share units were granted in 2018.These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(2)Amounts represent the aggregate grant date fair value of stock option awards granted to each of our named executive officers, determined in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. The underlying valuation assumptions for stock option grants are discussed in Note 14 to our consolidated financial statements for the years ended December 31, 2020 and 2019, and in Note 13 to our consolidated financial statements for the year ended December 31, 2018, included in our Annual Report on Form 10-K for the fiscal years ended December 31, 2020, 2019 and 2018. These amounts do not reflect actual amounts that may be paid to or realized by the named executive officer. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(3)Amounts represent annual bonuses earned by our named executive officers under our annual bonus plan for the relevant year. Because the plan was not funded, none of our named executive officers received any payment pursuant to the 2020 annual bonus plan. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.
(4)Amounts shown in the “All Other Compensation” column for 2020 include the items set forth in the table below, as applicable to each named executive officer.
(5)Mr. Fitzgerald joined the Company in January 2020. Mr. Tucker joined the Company in November 2019, but was not a named executive officer, or otherwise serving as an executive officer, prior to 2020.

Name	401(K) Company Match Contributions ($)(1)	Tax Equalization Payments ($)(2)	Dividend Equalization Payments ($)(3)	Payment of Accrued Vacation Time ($)(4)	Payment of Relocation Expenses ($)(5)	Total ($)
Christopher Rondeau	11,400	45,692	118,150	14,904	—	190,146
Dorvin Lively	11,400	27,296	—	10,096	—	48,792
Thomas Fitzgerald	10,568	—	—	—	137,417	147,985
Craig Miller	—	—	—	7,212	—	7,212
Jeremy Tucker	11,400	—	—	—	174,069	185,469
(1)Represents our matching contributions to the Planet Fitness 401(k) Plan, which is a broad-based tax-qualified defined contribution plan for our U.S.-based employees.
(2)Represents certain tax equalization payments made to our named executive officers to offset self-employment and other additional taxes incurred with respect to 2020 compensation as a result of their being treated as partners rather than employees for U.S. tax purposes.
(3)Represents payments related to equity awards that vested during 2020 which were outstanding and unvested at the time of a previously declared dividend and were eligible to receive the dividend payment upon vesting.
(4)Represents the payment of accrued but unused vacation time.
(5)Represents reimbursement of expenses incurred in connection with Messrs. Fitzgerald's and Tucker's relocation to the Hampton, New Hampshire area, which includes related tax gross up benefits in the amount of $34,286 for Mr. Fitzgerald and $49,068 for Mr. Tucker.

Grants of Plan-Based Awards Table
The following table sets forth information regarding plan-based awards made to each of our named executive officers during our 2020 fiscal year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)(6)	Grant Date Fair Value of Stock and Option Awards ($)(7)
Name	Grant Date	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)(3)	Target (#)(3)	Maximum (#)(3)
Christopher		270,000	1,080,000	2,430,000
Rondeau	3/6/2020				7,762	15,524	31,048				999,000
	3/6/2020							15,524			999,000
	3/6/2020								44,791	64.35	999,000
Dorvin		137,500	550,000	1,237,500
Lively	3/6/2020				2,492	4,985	9,970				320,833
	3/6/2020							4,985			320,833
	3/6/2020								14,385	64.35	320,833
Thomas		67,500	270,000	607,500
Fitzgerald	3/6/2020				1,165	2,331	4,662				150,000
	1/6/2020							1,998			150,000
	1/6/2020								6,302	74.05	150,000

Craig		58,050	232,200	522,450
Miller	3/6/2020				1,002	2,004	4,008				129,000
	3/6/2020							2,004			129,000
	3/6/2020								5,783	64.35	129,000
Jeremy		56,250	225,000	506,250
Tucker(8)	3/6/2020				971	1,942	3,884				125,000
(1)Represents annual cash bonus opportunities granted under our annual bonus plan. As described in our “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan” above, each named executive officer was eligible to receive a target annual bonus equal to a percentage of his annual base salary. No amounts were earned by our named executive officers under the 2020 annual bonus plan.
(2)Under the 2020 annual bonus plan, amounts shown in the “Threshold” column represent 25% of the named executive officer’s target bonus amount and amounts shown in the “Maximum” column represent 225% of the named executive officers’ target bonus amount. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Annual bonus plan”.
(3)Represents threshold, target and maximum potential future payouts under the performance share units granted to each of our named executive officers. The performance share units vest in full on the third anniversary of the grant date subject to achievement of pre-established performance metrics and generally subject to the named executive officer's continued employment through the third anniversary of the grant date. For a description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program-Long-term incentive awards”.
(4)Represents restricted stock units granted to each of our named executive officers. The restricted stock units vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(5)Represents stock options granted to each of our named executive officers, each of which vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.

(6)The exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(7)With respect to stock option grants, reflects the grant date fair value of stock option awards granted in 2020 determined in accordance with FASB ASC Topic 718. See footnote (2) to the “Summary Compensation Table.” With respect to restricted stock unit and performance share unit grants, reflects the fair value of restricted stock unit and performance share unit awards granted in 2020, determined in accordance with FASB ASC Topic 718. See footnote (1) to the “Summary Compensation Table.”
(8)Pursuant to his employment agreement, Mr. Tucker received an option to purchase 5,513 shares of our Class A common stock with a grant date fair value of $125,000 and a grant of 1,742 restricted stock units of our Class A common stock with a grant date fair value of $125,000 upon his hire on November 20, 2019 and, therefore, did not receive a grant of stock options or restricted stock units in 2020.
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Employment agreements with Messrs. Rondeau, Lively Fitzgerald, Miller and Tucker
We have entered into employment agreements with each of Messrs. Rondeau, Lively, Fitzgerald, Miller and Tucker. The terms of the agreements with each of our named executive officers are as follows:
Base salaries, performance bonus opportunities and other benefits
Pursuant to his employment agreement, Mr. Rondeau was entitled to an initial annual base salary, which has subsequently been increased, most recently to $900,000 in 2020. Mr. Rondeau was also originally eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 120% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to his employment agreement, Mr. Lively was entitled to an initial annual base salary, which has subsequently been increased, most recently to $550,000 in 2020. Mr. Lively was also originally eligible to earn an annual cash bonus, with an initial target, which in 2020 has subsequently been increased to 100% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to his employment agreement, Mr. Fitzgerald is entitled to an annual base salary of $450,000. Mr. Fitzgerald is also eligible to earn an annual cash bonus, with a target of 60% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to his employment agreement, Mr. Miller was entitled to an initial annual base salary, which has subsequently been increased to $387,000 in 2020. Mr. Miller was also originally eligible to earn an annual cash bonus, with an initial target, which has subsequently been increased to 60% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.
Pursuant to his employment agreement, Mr. Tucker is entitled to an annual base salary of $375,000. Mr. Tucker is also eligible to earn an annual cash bonus, with a target of 60% of his annual base salary, based upon the achievement of performance goals determined by our Board or the compensation committee.

Outstanding Equity Awards at 2020 Year-end
The following table shows the number of unvested equity awards held by our named executive officers as of December 31, 2020.

		Option Awards				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)
Christopher	5/16/2016	170,000	—	17.08	5/16/2026
Rondeau	5/4/2017	205,690	68,564	21.01	5/4/2027
	4/2/2018	41,879	41,880	36.42	4/2/2028
	4/9/2019	8,362	25,087	70.44	4/9/2029
	3/6/2020	—	44,791	64.35	3/6/2030
	4/2/2018					14,415	1,119,036
	4/9/2019					8,252	640,603
	3/6/2020					15,524	1,205,128
	4/9/2019							11,002	854,085
	3/6/2020							15,524	1,205,128
Dorvin	5/4/2017	77,133	25,712	21.01	5/4/2027
Lively	4/2/2018	14,956	14,957	36.42	4/2/2028
	4/9/2019	2,832	8,497	70.44	4/9/2029
	3/6/2020	—	14,385	64.35	3/6/2020
	4/2/2018					5,148	399,639
	4/9/2019					2,795	216,976
	3/6/2020					4,985	386,986
	4/9/2019							3,726	289,249
	3/6/2020							4,985	386,986
Thomas	1/6/2020	1,575	4,727	75.04	1/6/2030
Fitzgerald	1/6/2020					1,499	116,367
	3/6/2020							2,331	180,956
Craig	8/7/2017	16,422	5,475	23.36	8/7/2027
Miller	4/2/2018	3,489	3,490	36.42	4/2/2028
	4/9/2019	1,348	4,047	70.44	4/9/2029
	3/6/2020	—	5,783	64.35	3/6/2030
	4/2/2018					1,201	93,234
	4/9/2019					1,331	103,326
	3/6/2020					2,004	155,571
	4/9/2019							1,774	137,716
	3/6/2020							2,004	155,571
Jeremy	11/20/2019	1,378	4,135	71.72	11/19/2030
Tucker	11/20/2019					1,307	101,462
	3/6/2020							1,942	150,757

(1)Stock options are generally subject to time-based vesting and vest over four years, in four equal installments beginning on the first anniversary of the grant date, subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(2)In each case, the exercise price is equal to the closing price per share of our Class A common stock on the grant date, as reported on the NYSE.
(3)Restricted stock units are subject to time-based vesting and vest over four years, in four equal installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued employment through the applicable vesting date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”.
(4)In each case, the market value is based on the closing price of $77.63 per share of our Class A common stock on December 31, 2020, as reported on the NYSE.
(5)Performance share units vest in full on the third anniversary of the grant date subject to achievement of defined performance metrics and generally subject to the named executive officer's continued employment through the third anniversary of the grant date. For a detailed description of the vesting terms, see “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Long-term incentive awards”. Performance share units are reported in the table assuming target level of achievement of the applicable performance goals.
Option Exercises and Stock Vested
The following table shows the stock awards held by our named executive officers that vested during our 2020 fiscal year. Our named executive officers did not exercise any stock options in 2020.

	Stock awards
Name	Number of shares realized on vesting (#)	Value realized on vesting ($)(1)
Christopher Rondeau	9,958	440,039
Dorvin Lively	3,505	154,302
Thomas Fitzgerald	—	—
Craig Miller	1,044	48,570
Jeremy Tucker	435	28,836

(1)Reflects the value of restricted stock units that vested in 2020, based on the closing price of our Class A common stock as quoted on the NYSE on the vesting date. See “Compensation Discussion and Analysis—Components of our Executive Compensation Program—Holdings units”.
Pension Benefits and Nonqualified Deferred Compensation
None of our named executive officers participated in or received benefits from a pension plan or from a non-qualified deferred compensation plan during our 2020 fiscal year or prior years.
Potential Payments Upon Termination or Change in Control
The employment agreements with Messrs. Rondeau, Lively, Fitzgerald, Miller and Tucker provide for severance payments and benefits in connection with specified termination events, subject to the named executive officer’s timely and effective execution of a separation agreement provided by us, containing a release of claims and other customary terms, and continued performance of the restrictive covenants described below.
Mr. Rondeau
If Mr. Rondeau’s employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, he will receive severance benefits consisting of (i) payment of his base salary for a period of 12 months following the date of such termination, (ii) payment of a pro-rata portion of the annual bonus he would have earned for the fiscal year in which his employment terminated, and (iii) the vesting of any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs. If Mr. Rondeau’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, he will continue to receive his base salary, reduced by any disability income benefits to which he is entitled, and to participate in Company employee benefit plans, to the extent permitted by plan terms, for up to 90 consecutive days or 120 non-consecutive days of disability during any period of 365 consecutive calendar days.

Mr. Lively
If Mr. Lively’s employment is terminated by us without cause (as defined in his employment agreement) or by him for good reason (as defined in his employment agreement) during the term of his employment agreement, he will receive a severance benefit consisting of payment of his base salary for a period of 12 months following the date of such termination. If Mr. Lively’s employment is terminated due to his disability (as defined in his employment agreement) during the term of his employment agreement, he will continue to receive his base salary, reduced by any disability income benefits to which he is entitled, and to participate in Company employee benefit plans, to the extent permitted by plan terms, for up to 12 weeks of disability during any period of 365 consecutive calendar days.
Mr. Fitzgerald
If Mr. Fitzgerald experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of 12 months following such termination.
Mr. Miller
If Mr. Miller experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of six months following such termination.
Mr. Tucker
If Mr. Tucker experiences an involuntary termination of employment, for a reason other than cause, he will receive a severance benefit consisting of payment of his base salary plus an amount equal to the Company’s monthly share of premium payments for participation in the group health insurance plans of the Company, for a period of six months following such termination.
Equity Awards
Pursuant to the stock option, restricted stock unit and performance share unit award agreements under the 2015 Plan, upon termination of employment, any unvested stock options, restricted stock units or performance share units then held by our named executive officers will be immediately forfeited, and if employment is terminated for cause or under circumstances that would have constituted termination for cause, any vested stock options will also be forfeited immediately. If employment is terminated due to death or disability, any vested stock options will remain exercisable until the earlier of one year following termination or the original term of the option. If employment is terminated for other reasons, any vested stock options will remain exercisable until the earlier of three months following termination or the original term of the option. Pursuant to our Clawback Policy, previously vested equity awards may also be subject to cancellation, or reimbursement by the named executive officer, in certain circumstances.
As described above, pursuant to Mr. Rondeau’s employment agreement, any unvested options or other unvested equity awards that would have vested in the calendar year in which his termination occurs will vest on a termination of employment by the Company without cause or by him for good reason.
Restrictive covenants
Pursuant to his respective employment agreement, each of our named executive officers is bound by certain restrictive covenants, including covenants relating to confidentiality and assignment of intellectual property rights, as well as covenants not to compete with us or to solicit our customers, prospective customers, employees or other service providers during employment and for a period of time (Messrs. Rondeau, Fitzgerald, Miller and Tucker, one year; and Mr. Lively two years) following termination of employment.
Estimated severance payments
The following tables set forth the dollar value of the estimated payments and benefits that would have become payable to Messrs. Rondeau, Lively, Fitzgerald, Miller and Tucker in each of the termination scenarios described above, assuming the applicable triggering event occurred on December 31, 2020.

Termination of Mr. Rondeau's Employment	Disability	Termination by the Company Without Cause/Resignation for Good Reason
Severance payments plus pro rata bonus(1)	$295,890	$1,980,000
Accelerated vesting of equity awards(2)	—	—
Value of health and welfare benefits	5,100	—
Total	$300,990	$1,980,000
(1)Because the termination is assumed to have occurred on December 31, 2020, for purposes of these tables, the estimated “Severance payment” includes the full amount of Mr. Rondeau’s target bonus amount for 2020 notwithstanding that no bonus amount would have been payable to Mr. Rondeau for fiscal year 2020.
(2)Because the termination is assumed to have occurred on December 31, 2020, no amounts have been included with respect to the acceleration of stock options and restricted stock units in the year in which the termination occurs.

Termination of Mr. Lively's Employment	Disability	Termination by the Company Without Cause/Resignation for Good Reason
Severance payments	$126,923	$550,000
Accelerated vesting of equity awards	—	—
Value of health and welfare benefits	2,458	—
Total	$129,381	$550,000

Termination of Mr. Fitzgerald's Employment	Disability	Involuntary Termination Without Cause
Severance payments	$—	$450,000
Accelerated vesting of equity awards	—	—
Value of health and welfare benefits	—	10,769
Total	$—	$460,769

Termination of Mr. Miller's Employment	Disability	Termination by the Company Without Cause/Resignation for Good Reason
Severance payments	$—	$193,500
Accelerated vesting of equity awards	—	—
Value of health and welfare benefits	—	3,083
Total	$—	$196,583

Termination of Mr. Tucker's Employment	Disability	Termination by the Company Without Cause/Resignation for Good Reason
Severance payments	$—	$187,500
Accelerated vesting of equity awards	—	—
Value of health and welfare benefits	—	7,687
Total	$—	$195,187

Pay Ratio Disclosure Rule
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are providing the following information about the relationship of the median of the annual total compensation of our employees (other than our Chief Executive Officer) and the annual total compensation of our Chief Executive Officer. In determining the median employee, we prepared a list of all of our full-time, part-time and temporary employees as of December 31, 2020. To identify the “median employee” from our employee population, we calculated the amount of annual base compensation, including salary, hourly pay, over-time and holiday pay, for all of our employees, including all corporate headquarters employees and in-store employees, other than our Chief Executive Officer. We annualized the compensation of those full-time and part-time employees that were not employed for the full year of 2020. As of December 31, 2020, we had 31 non-U.S. employees, accounting for less than 5% of our total employees, all of whom were located in Canada. In accordance with the rules that allow for non-U.S. employees that account for 5% or less of total employees to be excluded from the determination of a company’s employees for purposes of determining the “median employee”, we excluded all 31 employees located in Canada. We did not use any other permitted exclusions or adjustments under the rules. As of December 31, 2020, we had a total of 1,615 employees, excluding our Chief Executive Officer, 1,584 of whom were based in the U.S. and were included for purposes of identifying the median employee.
Once we identified the median employee, we calculated that employee’s annual total compensation in the same manner as we calculate “Total Compensation” for purposes of the Summary Compensation Table. Determined in this manner, the median employee’s annual total compensation was $27,040. As identified in the Summary Compensation Table above, using the same methodology for total compensation, the annual total compensation of our Chief Executive Officer was $3,717,285. The resulting ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees (other than the Chief Executive Officer) is estimated to be approximately 137:1.
In accordance with SEC rules, we have used estimates and assumptions, as described above, in calculating the pay ratio reported above. The estimates and assumptions that we use may differ from estimates and assumptions used by other companies, including companies in our compensation peer group described above.

PROPOSAL 3:
Advisory Vote on Named Executive Officer Compensation
The Compensation Discussion and Analysis beginning on page 16 of this Proxy Statement describes our executive compensation program and the compensation of our named executive officers for the fiscal year ended December 31, 2020. The Board of Directors is asking shareholders to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers by voting “ FOR ” the following resolution:
“RESOLVED, that the shareholders of Planet Fitness, Inc. APPROVE, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As described in detail in the section titled “Compensation Discussion and Analysis”, we maintain an executive compensation program that ties pay to performance and seeks to:

•Provide base salaries that are consistent with similar positions in similar companies;
•Directly connect incentive pay to company performance and achievement of corporate goals;
•Align the interests of our named executive officers with those of our stockholders;
•Provide benefits to our named executive officers that are generally the same as those provided to our other employees; and
•Attract, motivate and retain talented executives in a competitive environment.
The Board is asking shareholders to support this proposal. This proposal will be approved if a majority of the votes cast affirmatively or negatively on the matter is cast “for” the proposal. Although the vote we are asking you to cast is advisory and non-binding, the compensation committee and the Board value the views of our shareholders as expressed in their votes. The Board and compensation committee will consider the outcome of the vote when determining future compensation arrangements for our named executive officers.
The Board recommends a vote FOR Proposal 3, Advisory Vote on Named Executive Officer Compensation.

DIRECTOR COMPENSATION
The following table sets forth information concerning the compensation of our non-employee directors for their service during 2020. Mr. Rondeau receives no additional compensation for his service as a director. The compensation received by Mr. Rondeau as an employee during 2020 is included in the Summary Compensation Table above. As noted above, Messrs. Tanco and Acoca joined the Board in January 2021 and therefore are not included in the table below.

Name	Fees Earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Stephen Spinelli, Jr.	62,964	79,998	142,962
David Berg(3)	17,359	—	17,359
Frances Rathke	34,934	79,977	114,911
Craig Benson	25,000	79,993	104,993
Cammie Dunaway	28,681	79,971	108,652
Enshalla Anderson	26,875	79,948	106,823
(1)Each director, except Gov. Benson and Ms. Anderson, elected to receive shares of Class A common stock in lieu of her or his respective annual cash retainer. Due to the business disruptions and in recognition of the temporary furlough of certain corporate store employees, reduction in force of corporate headquarters employees and the reduction in salary of the Company's management team, the Board elected to forgo receipt of non-employee director annual cash retainer fees for the second and third quarter of 2020.
(2)Represents the grant date fair value of restricted stock units with respect to shares of our Class A common stock, which were granted for service as a director in 2020, determined in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The underlying valuation assumptions are discussed in Note 14 to our consolidated financial statements for the year ended December 31, 2020, included in our Annual Report on Form 10-K for the year ended December 31, 2020. As of December 31, 2020, Mr. Berg held no unvested restricted stock units, Dr. Spinelli held 1,326 unvested restricted stock units, Ms. Rathke held 1,491 unvested restricted stock units, Gov. Benson held 1,464 unvested restricted stock units, Ms. Dunaway held 1,183 unvested restricted stock units and Ms. Anderson held 980 unvested restricted stock units.
(3)Reflects the fees Mr. Berg received for his service as a director in 2020, prior to his retirement from the Board at the conclusion of the 2020 annual meeting of shareholders.
Non-Employee Director Compensation Program
Pursuant to our non-employee director compensation program as in effect during 2020, each non-employee member of our Board is eligible to receive an annual cash retainer payment of $50,000 and an annual grant of restricted stock units with a targeted grant date fair market value of $80,000. The annual grant of restricted stock units generally vests in full on the first anniversary of the grant date, subject to the director’s continued service as a member of our Board through the vesting date. Under this program, eligible directors receive the following additional cash retainers on an annual basis for service as the Board chair—$55,000; audit committee chair—$15,000; compensation committee chair—$12,000; and nominating and corporate governance committee chair—$10,000. Eligible directors also receive annual cash retainers for service as members of the audit committee—$7,500 and members of the compensation committee—$5,000. Pursuant to our non-employee director compensation program, eligible directors may elect to receive fully vested shares of Class A common stock in lieu of their annual cash retainer payments. In 2020, each director, other than Gov. Benson and Ms. Anderson, made such an election.
The Board has adopted stock ownership guidelines applicable to our non-employee directors and senior executive officers, described above, under which our non-employee directors are required to acquire and own stock or stock equivalents in an amount equal to five times the annual retainer for our non-employee directors. Pursuant to the stock ownership guidelines, our non-employee directors and senior executive officers must achieve their respective ownership requirements by the later of five years from the date of appointment, or five years from the adoption of the policy. As of December 31, 2020, each of our then in service non-employee directors had achieved their minimum holding requirements, except Ms. Anderson. We anticipate that Ms. Anderson, who joined the Board in February 2020, as well as Messrs. Tanco and Acoca, both of whom joined the Board in January 2021, will meet the applicable ownership requirements within the required timeframe.

EXECUTIVE OFFICERS
Below is a list of the names, ages, positions and a brief account of the business experience of the individuals who serve as our executive officers as of March 8, 2021.

Name	Age	Position
Chris Rondeau	48	Chief Executive Officer and Director
Dorvin Lively	62	President
Thomas Fitzgerald	60	Chief Financial Officer
Craig Miller	59	Chief Digital & Information Officer
Jeremy Tucker	44	Chief Marketing Officer
Chris Rondeau has served as our Chief Executive Officer since January 2013. He previously served as our Chief Operating Officer from 2003 to January 2013. Mr. Rondeau joined Planet Fitness in 1993, one year after our original founders, Michael and Marc Grondahl, started the Company in 1992. Throughout the years, he has played a critical role working side by side with them to develop and refine the unique, low-cost/high-value business model and lean operating system that we believe revolutionized both the fitness and franchising industry. Under his leadership, Planet Fitness has experienced significant growth and has been recognized for many accolades including, Entrepreneur Franchise 500 – Fastest Growing Franchise List, Franchise Times’ Top 200, Forbes’ America’s Best Franchises, Newsweek Best Customer Service, Best Places to Work in New Hampshire, and more. An innovative entrepreneur, Mr. Rondeau was honored as an EY Entrepreneur of the Year and inducted into the University of New Hampshire Alumni Entrepreneur Hall of Fame. He currently serves on the board of directors of the International Franchise Association. Mr. Rondeau received an honorary doctorate degree from Philadelphia University and received the University’s honorary innovation medal.
Dorvin Lively has served as our President since May 2017, having also previously served as our Chief Financial Officer from July 2013 until January 2020. Mr. Lively, a 30-year veteran of corporate finance for various retail and consumer-products companies, leads our technology, franchise development, construction and real estate functions, as well as finance and strategic long-term planning. Prior to joining Planet Fitness, from August 2011 to July 2013, Mr. Lively served as Executive Vice President, Chief Financial Officer, interim Chief Executive Officer and Chief Administrative Officer for RadioShack Corporation. In these positions, Mr. Lively led the company’s finance, treasury, financial planning, investor relations, supply chain and dealer franchise functions. Prior to RadioShack, Mr. Lively served as Chief Financial Officer at Ace Hardware Corp. His experience also includes previous positions at Maidenform Brands, Toys R Us, The Reader’s Digest Association and Pepsi-Cola International. He is a Certified Public Accountant (inactive) and received his Bachelor’s Degree from the University of Arkansas.
Tom Fitzgerald joined Planet Fitness in 2020 as the Company’s Chief Financial Officer. In this role, he is responsible for all aspects of financial strategy and management. Mr. Fitzgerald has over 30 years of leadership experience in financial management in the retail industry, most recently serving as Chief Financial Officer and Senior Vice President at Potbelly Sandwich Works from December 2018 until December 2019. Prior to Potbelly, he served in varying executive roles at Charming Charlie Inc. including President and Chief Financial Officer from 2015 through 2017, and Chief Administrative Officer and Chief Financial Officer from 2013 through 2015. Mr. Fitzgerald served on the Board of Directors for Charming Charlie, Inc. from March 2017 until December 2017. Previously, Mr. Fitzgerald served as Chief Administrative Officer of Sears Canada. Additionally, he held several leadership positions at Liz Claiborne, was Chief Financial Officer at Burlington Coat Factory, and served as Chief Operating Officer of Bath & Body Works. Mr. Fitzgerald began his career at PepsiCo, where he held various leadership roles in finance and planning. Mr. Fitzgerald holds an MBA in Finance from Indiana University Kelley School of Business and received his Bachelor’s degree in Finance from the University of Florida.
Craig Miller has served as our Chief Digital & Information Officer since September 2017, driving the vision and leadership of the Company’s technology innovation as well as managing its digital information systems. Previously, he served as Senior Vice President and Chief Information and Technology Officer at Sonic Drive-In from January 2010 until May 2016, where he was responsible for developing and executing the technology transformation strategies and services, including customer experience, digital engagement, store operations, advanced analytics, and corporate solutions. Prior to joining Sonic, he served as Executive Vice President and Chief Information Officer at Movie Gallery/Hollywood Video. Mr. Miller previously held several senior technology roles at Bank of America, PepsiCo, and a software development firm that specialized in large-scale enterprise solutions and consumer products. Mr. Miller currently serves as an advisor to the board of directors of Do It Again Corp. He received his Bachelor’s degree from SUNY Stony Brook and Master’s degree from the Polytechnic Institute of New York University.
Jeremy Tucker has served as our Chief Marketing Officer since November 2019. In this role, he is responsible for overseeing the Company's national and local marketing, branding, creative development and media, digital and social media, brand partnerships and sponsorships, communications, and corporate social responsibility. Mr. Tucker has nearly 20 years of experience across large-scale, global industries, most recently serving as Vice President, Marketing Communications & Media for Nissan North America where he served as the U.S. head of marketing from September 2014 until April 2019. Previously, Mr. Tucker served as Vice President, Strategic Marketing for The Walt Disney Company from August 2012 until August 2014 and he has also held a number of marketing leadership roles at PepsiCo. Mr. Tucker has an MBA in Marketing from Southern Methodist University and holds dual Bachelor’s degrees in Business and Fine Arts from Louisiana State University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS
Beneficial Ownership
The following tables set forth information with respect to the beneficial ownership of our Class A common stock or Class B common stock for (a) each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Class A common stock and Class B common stock, as applicable, (b) each member of our Board, (c) each of our named executive officers, and (d) all of our directors and executive officers as a group. For our directors and officers, the information is as of March 8, 2021. For other stockholders who beneficially own more than 5% of our outstanding shares of Class A common stock or Class B common stock, the shares owned are as of the dates provided in the most recent filings made by such stockholder with the SEC.
Beneficial ownership is determined in accordance with SEC rules. The information is not necessarily indicative of beneficial ownership for any other purpose. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. To our knowledge, except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock beneficially owned by that person.
In connection with the recapitalization transactions as part of our IPO, we issued to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”) one share of our Class B common stock for each Holdings Unit that they held. Each Continuing LLC Owner has the right to exchange their Holdings Units, along with a corresponding number of shares of our Class B common stock, for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions.”
The percentage of shares beneficially owned is computed on the basis of 83,102,252 shares of our Class A common stock outstanding, and 3,463,075 shares of our Class B common stock outstanding as of March 8, 2021. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842.

	Class A common stock beneficially owned(1)		Class B common stock beneficially owned
Name of beneficial owner	Number	Percentage	Number	Percentage
5% Stockholders
The Vanguard Group(2)	7,606,985	9.2%	—	*
SRS Investment Management, LLC(3)	7,048,131	8.5%	—	*
BlackRock, Inc.(4)	6,490,474	7.8%	—	*
T. Rowe Price Associates, Inc.(5)	4,692,895	5.6%
Marc Grondahl(6)	—	1.2%	1,000,000	28.9%
Directors and Named Executive Officers
Chris Rondeau(7)	2,122,166	2.5%	1,573,333	45.4%
Dorvin Lively(8)	688,363	*	517,993	15.0%
Craig Benson(9)	159,639	*	123,252	3.6%
Stephen Spinelli, Jr.(10)	138,328	*	124,052	3.6%
Craig Miller(11)	30,387	*	—	—
Frances Rathke	12,006	*	—	—
Cammie Dunaway	8,844	*	—	—
Thomas Fitzgerald(12)	3,074	*	—	—
Jeremy Tucker(13)	1,378	*	—	—
Enshalla Anderson	980	*	—	—
Christopher Tanco	—	—	—	—
Bernard Acoca	—	—	—	—
All executive officers and directors as a group (14 persons)(14)	3,210,173	3.9%	2,338,630	67.6%

*	Less than one percent

(1)Subject to the terms of the exchange agreement, the Holdings Units held by Continuing LLC Owners are exchangeable for shares of our Class A common stock on a one-for-one basis. See “Certain Relationships and Related Party Transactions—Recapitalization transactions in connection with our IPO—Exchange agreement.” In these tables, beneficial ownership of Holdings Units has been reflected as beneficial ownership of shares of our Class A common stock for which such Holdings Units may be exchanged. When a Holdings Unit is exchanged by a Continuing LLC Owner who holds shares of Class B common stock, a corresponding share of Class B common stock will be canceled. Accordingly, in the first table above, the percentages of Class A common stock provided also reflect combined voting power for each respective beneficial owner.
(2)Based on a Schedule 13G filed by The Vanguard Group with the SEC on February 10, 2021. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.
(3)Based on a Schedule 13G filed by SRS Investment Management, LLC with the SEC on February 16, 2021. The address of SRS Investment Management, LLC is 1 Bryant Park, 39th Floor, New York, NY 10036.
(4)Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2021. The address of BlackRock, Inc. is 55 East 52nd Street New York, NY 10055.
(5)Based on a Schedule 13G filed by T. Rowe Price Associates, Inc. on February 16, 2021. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.
(6)Reflects 1,000,000 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Grondahl.
(7)Reflects 13,839 shares of Class A common stock and 534,994 Class A common stock options that have vested or will vest within 60 days, and 1,573,333 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Rondeau, all of which have vested.
(8)Reflects 35,831 shares of Class A common stock and 134,539 Class A common stock options that have vested or will vest within 60 days, and 517,993 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Mr. Lively, all of which have vested.
(9)Reflects 36,387 shares of Class A common stock and 123,252 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Gov. Benson, all of which have vested.
(10)Reflects 14,276 shares of Class A common stock that have vested or will vest within 60 days and 124,052 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by Dr. Spinelli, all of which have vested.
(11)Reflects 4,589 shares of Class A common stock and 25,798 Class A common stock options that have vested or will vest within 60 days.
(12)Reflects 1,499 shares of Class A common stock and 1,575 Class A common stock options that have vested or will vest within 60 days.
(13)Reflects 1,378 Class A common stock options that have vested or will vest within 60 days.
(14)Reflects 2,338,630 shares of Class A common stock underlying an identical number of Holdings Units and shares of Class B common stock held by our current directors and executive officers as a group, all of which have vested, 132,290 shares of Class A common stock that have vested or will vest within 60 days, and 739,253 Class A common stock options that have vested or will vest within 60 days.
Equity Compensation Plan Information
The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020:

Name	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Shares	Weighted Average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Shares(2)	Number of Securities Remaining Available for Future Issuance Under Equity Plans (excluding securities listed in first column)
Equity compensation plans approved by security holders(1)	1,117,125	$31.05	7,379,913
Equity compensation plans not approved by security holders	—	—	—
Total	1,117,125	$31.05	7,379,913
(1)Total reflects outstanding stock options, restricted stock units and performance share units granted pursuant to the 2015 Omnibus Incentive Plan and the 2018 Planet Fitness Employee Stock Purchase Program as of December 31, 2020.
(2)Outstanding restricted stock units have no exercise price and are therefore excluded from the weighted average exercise price calculation. Had the outstanding restricted stock units been included in the calculation of the weighted average exercise price, the price would have been $26.84.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our directors, executive officers, and greater than 10% stockholders file reports with the SEC relating to their initial beneficial ownership of our securities and any subsequent changes. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. They must also provide us with copies of the reports.
Based solely on a review of the copies of such forms in our possession, and on written representations from the reporting persons, we believe that all of these reporting persons complied with their filing requirements for the year ended December 31, 2020, except that due to an unanticipated delay in acquiring EDGAR filing codes, Mr. Tucker filed his initial Form 3 one day late and, due to inadvertence, Brian O’Donnell filed one late Form 4 on July 6, 2020 with respect to the purchase of Class A common stock pursuant to a prior written election.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Franchisee relationships
Through his ownership interest in BL Technologies Investments, LLC Gov. Craig Benson entered into an area development agreement ("ADA") with us dated October 23, 2012, under which the developer is obligated to open 35 Planet Fitness stores and for which ADA fees were paid to us totaling $350,000. Eighteen stores have been opened pursuant to this ADA as of December 31, 2020. In 2020, the Company received royalty and other franchise-related fees under Gov. Benson’s franchise agreements ("FA"), which totaled approximately $1,415,261. The Company also received fees for equipment purchases for the clubs under Gov. Benson’s FAs, as required by the terms of his FAs. The equipment purchases for the clubs under Gov. Benson’s FAs totaled approximately $514,781 in 2020. Due to the COVID-19 pandemic, the Company made available to each of its franchisees certain extensions of new store development, re-equipment and remodel schedules. The Company also made available to each of its franchisees a special 15% discount on equipment orders exceeding $100,000 placed after March 21, 2020 and placed by December 31, 2020. The terms of Gov. Benson’s ADA and FAs are commensurate with other FAs executed under the same circumstances, including Gov. Benson's right to participate in the new store development, re-equipment and remodel extensions, as well as the equipment order discount, offered to all franchisees in 2020.
As of December 31, 2020, Chris Rondeau held 25% ownership of PF Principals, LLC and 50% ownership of PF Principals II, LLC, both of which have directly and indirectly provided financing to a limited number of qualified Planet Fitness franchisees to fund leasehold improvements and other related expenses, as one of several financing providers available to franchisees. Our Company does not participate in these transactions.
Other contractual relationships and transactions
Gov. Craig Benson is an approximately ten and one-half percent (10.5%) owner of Airpointe of New Hampshire, Inc. d/b/a Radianse Systems, which is an amenity tracking compliance software provider. We have engaged Radianse Systems to provide amenity tracking compliance software services to certain corporate-owned stores and to make this service available to franchise locations. As of December 31, 2020, the Radianse software is being utilized at 101 corporate-owned stores and approximately 599 franchisee-owned stores. In 2020, we paid an aggregate of approximately $196,361 in fees to Radianse.
On September 24, 2020, the Company and other defendants, including Chris Rondeau who is a related party, received a second amended judgment on a joint and several jury verdict against them in the amount of $5,576,000 inclusive of the estimated accrued interest as of December 31, 2020, in a civil action brought by a former employee. As of December 31, 2020, the Company estimated its obligation related to this matter to be approximately $2,010,000. In connection with the 2012 acquisition of Pla-Fit Holdings, LLC on November 8, 2012, the sellers are obligated to indemnify the Company related to this specific matter. The Company has therefore recorded an offsetting indemnification receivable of $2,010,000 in other receivables on the Company’s condensed consolidated balance sheet, for which it has determined to record a full reserve as a result of potential uncertainty around collectability. While he previously paid his pro-rata portion of the judgment, due to Mr. Rondeau’s status as a co-defendant and the joint and several nature of the judgment, the Company has determined that the amount of estimated obligation recorded constitutes a related party transaction. Additionally, the Company has incurred, and may incur in the future, legal costs on behalf of the defendants in the case, including Mr. Rondeau. These costs have not been and are not expected to be material in the future.
The Board has adopted a charter air transportation policy (the "Charter Policy"), which establishes the guidelines for business travel on charter aircraft. Among other things, the Charter Policy requires audit committee approval for all business travel using any charter aircraft owned by an officer, director, employee or other related party. In 2020, the Company incurred approximately $90,033 in total expenses for corporate business travel using a charter aircraft owned by Mr. Rondeau, which expenses were approved by the audit committee. All such travel was arranged through a third-party manager of Mr. Rondeau's aircraft, for which the Company paid market rates.
Recapitalization Transactions in Connection with our IPO
These summaries do not purport to be complete descriptions of all of the provisions of the documents relating to the recapitalization transactions, and they are qualified in their entirety by reference to the complete text of agreements which have been filed with the SEC. For information on how to obtain copies of these agreements or other exhibits, see the section entitled “Item 1, Business—Available information” in our 2020 Annual Report on Form 10-K.
Exchange agreement
In connection with our IPO, we and the Continuing LLC Owners entered into an exchange agreement under which they (or certain permitted transferees) have the right, from time to time and subject to the terms of the exchange agreement, to exchange their Holdings Units, together with a corresponding number of shares of Class B common stock, for shares of our Class A common stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, reclassifications and other similar transactions. At our election, acting by a majority of the disinterested members of our Board pursuant to the exchange agreement, we may elect to redeem the Holdings Units for cash when tendered for exchange. The exchange agreement also provides that a Continuing LLC Owner will not have the right to exchange Holdings Units if we determine that such exchange would be prohibited by law or regulation or would violate other agreements with us to which the Continuing LLC Owner may be subject. As a Continuing LLC Owner exchanges Holdings Units for shares of Class A common stock, the number of Holdings Units held by Planet Fitness, Inc. is correspondingly increased as it acquires the exchanged Holdings Units, and a corresponding number of shares of Class B common stock are canceled. The parties to the Exchange Agreement amended the agreement on August 30, 2016, to, among other things, permit management Holdings Unit holders to exchange such Holdings Units at any time, from time to time, in accordance with applicable law, contractual obligations and Company policies.
Tax receivable agreements
Future and certain past exchanges of Holdings Units for shares of our Class A common stock (or cash) are expected to produce and have produced favorable tax attributes for us. We are a party to two tax receivable agreements. Under the first of those agreements, we are generally required to pay to certain existing and previous equity owners of Pla-Fit Holdings, LLC (the “TRA Holders”) 85% of the applicable cash savings, if any, in U.S. federal and state income tax that we are deemed to realize as a result of certain tax attributes of their Holdings Units sold to us (or exchanged in a taxable sale) and that are created as a result of (i) the sales of their Holdings Units for shares of our Class A common stock and (ii) tax benefits attributable to payments made under the tax receivable agreement (including imputed interest). Under the second tax receivable agreement, we are generally required to pay to TSG AIV II-A L.P and TSG PF Co-Investors A L.P. (the “Direct TSG Investors”) 85% of the amount of cash savings, if any, that we are deemed to realize as a result of the tax attributes of the Holdings Units that we held in respect of the Direct TSG Investors’ prior interest in us, which resulted from the Direct TSG Investors’ purchase of interests in our 2012 acquisition (the “2012 Acquisition”) by investment funds affiliated with TSG Consumer Partners, LLC (“TSG”), and certain other tax benefits. Under both agreements, we generally retain the benefit of the remaining 15% of the applicable tax savings.
The payment obligations under the tax receivable agreements are obligations of Planet Fitness, Inc., and we expect that the payments we will be required to make under the tax receivable agreements will be substantial. In particular, assuming no further material changes in the relevant tax law and that we earn sufficient taxable income to realize all tax benefits that are subject to the tax receivable agreements, we expect that the reduction in tax payments for us associated with all past and future exchanges and sales of Holdings Units as described above would aggregate to approximately $671.0 million over the remaining term of the tax receivable agreements based on a price of $77.63 per share of our Class A common stock (the closing price per share of our Class A common stock on the New York Stock Exchange (“NYSE”) on December 31, 2020) and assuming all future sales had occurred on such date. Under such scenario, we would be required to pay the other parties to the tax receivable agreements 85% of such amount, or $570.3 million, over the applicable period under the tax receivable agreements. The actual amounts may materially differ from these hypothetical amounts, as potential future reductions in tax payments for us, and tax receivable agreement payments by us, will be calculated using the market value of our Class A common stock at the time of the sale and the prevailing tax rates applicable to us over the life of the tax receivable agreements and will be dependent on us generating sufficient future taxable income to realize the benefit. Payments under the tax receivable agreements are not conditioned on the TRA Holders’ ownership of our shares.
The actual increase in tax basis, as well as the amount and timing of any payments under these agreements, will vary depending upon a number of factors, including the timing of sales by the TRA Holders, the price of our Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future, the tax rate then applicable and the portion of our payments under the tax receivable agreements constituting imputed interest. Payments under the tax receivable agreements are expected to give rise to certain additional tax benefits attributable to either further increases in basis or in the form of deductions for imputed interest (generally calculated using one-year LIBOR), depending on the tax receivable agreements and the circumstances. Any such benefits are covered by the tax receivable agreements and will increase the amounts due thereunder. The tax receivable agreements provide for interest, at a rate equal to one-year LIBOR, accrued from the due date (without extensions) of the corresponding tax return to the date of payment specified by the tax receivable agreements. In addition, under certain circumstances where we are unable to make timely payments under the tax receivable agreements, the tax receivable agreements provide for interest to accrue on unpaid payments, at a rate equal to one-year LIBOR plus 500 basis points.
Payments under the tax receivable agreements will be based on the tax reporting positions that we determine. Although we are not aware of any issue that would cause the IRS to challenge a tax basis increase or other tax attributes subject to the tax receivable agreements, we will not be reimbursed for any payments previously made under the tax receivable agreements if such basis increases or other benefits are subsequently disallowed. As a result, in certain circumstances, payments could be made under the tax receivable agreements in excess of the benefits that we are deemed to realize in respect of the attributes to which the tax receivable agreements relate.

The tax receivable agreements provide that (i) in the event that we materially breach such tax receivable agreements, (ii) if, at any time, we elect an early termination of the tax receivable agreements, or (iii) upon certain mergers, asset sales, other forms of business combinations or other changes of control, our (or our successor’s) obligations under the tax receivable agreements (with respect to all Holdings Units, whether or not they have been sold before or after such transaction) would accelerate and become payable in a lump sum amount equal to the present value of the anticipated future tax benefits calculated based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the tax deductions, tax basis and other tax attributes subject to the tax receivable agreements.
As a result of the foregoing, (i) we could be required to make payments under the tax receivable agreements that are greater than or less than the specified percentage of the actual tax savings we realize in respect of the tax attributes subject to the agreements and (ii) we may be required to make an immediate lump sum payment equal to the present value of the anticipated tax savings, which payment may be made years in advance of the actual realization of such future benefits, if any such benefits are ever realized. In these situations, our obligations under the tax receivable agreements could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. We may not be able to finance our obligations under the tax receivable agreements in a manner that does not adversely affect our working capital and growth requirements. For example, if we had elected to terminate the tax receivable agreements as of December 31, 2020, based on a share price of $77.63 per share of our Class A common stock (based on the closing price of our Class A common stock on the NYSE as of December 31, 2020) and a discount rate equal to 1.3%, we estimate that we would have been required to pay $516.2 million in the aggregate under the tax receivable agreements.
Funds used by Pla-Fit Holdings to satisfy its tax distribution obligations will not be available for reinvestment in our business. Moreover, the tax distributions that Pla-Fit Holdings will be required to make may be substantial and will likely exceed (as a percentage of Pla-Fit Holdings’ net income) the overall effective tax rate applicable to a similarly situated corporate taxpayer.
As a result of potential differences in the amount of net taxable income allocable to us and to the owners of Holdings Units other than Planet Fitness, Inc. (the “Continuing LLC Owners”), as well as the use of an assumed tax rate in calculating Pla-Fit Holdings’ distribution obligations, we may receive distributions significantly in excess of our tax liabilities and obligations to make payments under the tax receivable agreements. To the extent we do not distribute such cash balances as dividends on our Class A common stock and instead, for example, hold such cash balances or lend them to Pla-Fit Holdings, the Continuing LLC Owners would benefit from any value attributable to such accumulated cash balances as a result of their ownership of Class A common stock following an exchange of their Holdings Units.
If the IRS or a state or local taxing authority challenges the tax basis adjustments and/or deductions that give rise to payments under the tax receivable agreements and the tax basis adjustments and/or deductions are subsequently disallowed, the recipients of payments under the agreements will not reimburse us for any payments we previously made to them. Any such disallowance would be taken into account in determining future payments under the tax receivable agreements and would, therefore, reduce the amount of any such future payments. Nevertheless, if the claimed tax benefits from the tax basis adjustments and/or deductions are disallowed, our payments under the tax receivable agreements could exceed our actual tax savings, and we may not be able to recoup payments under the tax receivable agreements that were calculated on the assumption that the disallowed tax savings were available.
Pla-Fit Holdings amended and restated limited liability company agreement
In connection with the recapitalization transactions related to our IPO, the limited liability company agreement of Pla-Fit Holdings was amended and restated August 5, 2015, which was subsequently amended July 1, 2017 (the “Pla-Fit Holdings LLC Agreement”). As a result of the recapitalization transactions and our IPO, we hold Holdings Units in Pla-Fit Holdings indirectly through wholly owned subsidiaries and are the sole managing member of Pla-Fit Holdings. Accordingly, we operate and control all of the business and affairs of Pla-Fit Holdings and, through Pla-Fit Holdings and its operating subsidiaries, conduct our business. Our principal asset is our ownership of Holdings Units in Pla-Fit Holdings. As such, we have no independent means of generating revenue. Pla-Fit Holdings is treated as a partnership for U.S. federal income tax purposes and, as such, is generally not subject to U.S. federal income tax. Instead, taxable income is allocated to holders of its Holdings Units, including us. Accordingly, we incur income taxes on our allocable share of any taxable income of Pla-Fit Holdings, and also incur expenses related to our operations.
Pursuant to the Pla-Fit Holdings LLC Agreement, as managing member, Planet Fitness, Inc. has the right to determine when distributions will be made by Pla-Fit Holdings to holders of Holdings Units and the amount of any such distributions. If a distribution is authorized, such distribution will be made to the holder of Holdings Units (including Planet Fitness, Inc. and its subsidiaries) pro rata in accordance with the percentages of their respective Holdings Units.
The holders of Holdings Units, including Planet Fitness, Inc. and its subsidiaries, will incur U.S. federal, state and local income taxes on their allocable share (determined under relevant tax rules) of any taxable income of Pla-Fit Holdings. Net profits and net losses of Pla-Fit Holdings will generally be allocated to holders of Holdings Units (including Planet Fitness, Inc.) pro rata in accordance with the percentages of their respective Holdings Units, except to the extent certain rules provide for disproportionate allocations or are otherwise required under applicable tax law.
The Pla-Fit Holdings LLC Agreement provides that Pla-Fit Holdings will make cash distributions, which we refer to as “tax distributions,” to the holders of Holdings Units. Generally, these tax distributions will be computed based on the net taxable income of Pla-Fit Holdings allocable to the holders of Holdings Units multiplied by an assumed, combined tax rate equal to the maximum rate applicable to an individual or corporate resident in Hampton, New Hampshire (taking into account, among other things, the deductibility of certain expenses and certain adjustments relating to the calculation of state taxes). For purposes of determining the taxable income of Pla-Fit Holdings, such determination will be made by generally disregarding any adjustment to the taxable income of any member of Pla-Fit Holdings that arises under the tax basis adjustment rules of the Code, and is attributable to the acquisition by such member of an interest in Pla-Fit Holdings in future exchange or sale transactions. We expect Pla-Fit Holdings may make tax distributions periodically to the extent permitted by our agreements governing our indebtedness and necessary to enable us to cover our operating expenses and other obligations, including our tax liability and obligations under the tax receivable agreements, as well as to make dividend payments, if any, to the holders of our Class A common stock.
The Pla-Fit Holdings LLC Agreement also provides that substantially all expenses incurred by or attributable to Planet Fitness, Inc. will be borne or reimbursed by Pla-Fit Holdings, but Pla-Fit Holdings will not bear the cost of our income tax expenses, obligations incurred by us under the tax receivable agreements or payments on indebtedness incurred by us other than to pay operating expenses that otherwise would be borne by Pla-Fit Holdings.
We have caused Pla-Fit Holdings to make distributions in an amount sufficient to allow us to pay our taxes and operating expenses, including ordinary course payments due under the tax receivable agreements. However, its ability to make such distributions in the future will be subject to various limitations and restrictions, including contractual restrictions under our senior secured credit facility. If, as a consequence of these various limitations and restrictions, we do not have sufficient funds to pay tax or other liabilities or to fund our operations (including as a result of an acceleration of our obligations under the tax receivable agreements), we may have to borrow funds and thus our liquidity and financial condition could be materially and adversely affected. To the extent that we are unable to make payments under the tax receivable agreements for any reason, such payments will be deferred and will accrue interest at a rate equal to one-year LIBOR plus 500 basis points until paid.
Registration rights agreement
In connection with the recapitalization transactions related to our IPO, we entered into a registration rights agreement with all of the Continuing LLC Owners and Direct TSG Investors, which include certain current and former employees and directors that hold Holdings Units. The registration rights agreement provides Christopher Rondeau with certain demand registration rights, including shelf registration rights, in respect of any shares of our Class A common stock held by him, subject to certain conditions. In addition, in the event that we register additional shares of Class A common stock for sale to the public, we will be required to give notice of such registration to certain current and former employees and directors party to the agreement of our intention to effect such a registration, and, subject to certain limitations, include shares of Class A common stock held by them in such registration. We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares pursuant to the agreement. The agreement includes customary indemnification provisions in favor of the employees and directors party to the agreement, any person who is or might be deemed a control person (within the meaning of the Securities Act and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration. The parties to the Registration Rights Agreement amended the agreement on August 30, 2016 to, among other things, provide that we are not obligated to file a registration statement with respect to the exchange of Holdings Units and Class B common stock for Class A common stock.
Indemnification Agreements
Prior to the completion of our IPO, we entered into indemnification agreements with each of our then-serving directors. We have since entered into indemnification agreements with each new director who has joined our Board after completion of our IPO. These agreements require us to indemnify these individuals and, in certain cases, affiliates of such individuals, to the fullest extent permissible under Delaware law against liabilities that may arise by reason of their service to us or at our direction, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Related Person Transactions Policy
We have adopted a written policy with respect to the review, approval and ratification of transactions directly or indirectly involving the Company or any of its subsidiaries as a participant, and any related person, in which the aggregate amount involved exceeds $120,000. Under the policy, our audit committee is responsible for reviewing and approving related person transactions. In the course of its review and approval of related person transactions, our audit committee will consider the relevant facts and circumstances to decide whether to approve such transactions, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Related person transactions must be approved or ratified by the audit committee based on full information about the proposed transaction and the related person’s interest.

AUDIT COMMITTEE REPORT
The audit committee has reviewed and discussed our 2020 audited financial statements with management.
The audit committee has discussed with our independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC.
The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.
Based on these reviews and discussions, the audit committee recommended to the Board that our audited financial statements be included in our 2020 Annual Report on Form 10-K for filing with the SEC.
The audit committee has also appointed KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2021.

Respectfully submitted, THE AUDIT COMMITTEE Frances Rathke, Chair Stephen Spinelli, Jr. Enshalla Anderson

ADDITIONAL INFORMATION
Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials
Pursuant to SEC Rule 14a-8, some stockholder proposals may be eligible for inclusion in the Company’s proxy statement for the 2021 annual meeting of stockholders. To be considered for inclusion in next year’s proxy statement, stockholder proposals must be received by our Secretary at our principal executive offices no later than the close of business on November 13, 2021.
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting
Our bylaws provide that, for stockholder nominations to the Board or other proposals to be considered at an annual meeting, the stockholder must have given timely notice thereof in writing to the Secretary at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842. To be timely, the stockholder’s notice must be delivered to or mailed and received by us not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the anniversary date of the prior year’s annual meeting, except that if the annual meeting is set for a date that is not within 30 days before or after such anniversary date, we must receive the notice not later than the close of business on the tenth day following the day on which we first provide notice or public disclosure of the date of the Annual Meeting. Assuming the date of our 2022 annual meeting is not so advanced or delayed, stockholders who wish to make a proposal at the 2022 annual meeting must notify us no earlier than January 3, 2022 and no later than February 3, 2022. Such notice must provide the information required by our bylaws with respect to each matter the stockholder proposes to bring before the 2022 annual meeting. If you wish to obtain a free copy of our bylaws, please contact Investor Relations at Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire, 03842, or by email at investor@planetfitness.com.
Incorporation by Reference
To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated, unless otherwise specifically provided in such filing.
A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, may be obtained by stockholders without charge by written or oral request, or may be accessed on the Internet at www.sec.gov or www.planetfitness.com.
Householding
Only one copy of the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies. The Company will promptly deliver, upon oral or written request, a separate copy of the Notice to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to Investor Relations. Stockholders residing at the same address and currently receiving only one copy of the Notice may contact Investor Relations to request multiple copies of this Proxy Statement in the future. Stockholders residing at the same address and currently receiving multiple copies of the Notice may contact Investor Relations to request that only a single copy of the Notice be mailed in the future. Contact Investor Relations by telephone (203) 682-8200, by mail at Investor Relations, Planet Fitness, Inc., 4 Liberty Lane West, Hampton, New Hampshire 03842, or by email at investor@planetfitness.com.
Voting by Telephone or the Internet
Provision has been made for you to vote your shares of common stock by telephone or via the Internet. You may also vote your shares by mail. Please see the proxy card or voting instruction form accompanying this Proxy Statement for specific instructions on how to cast your vote by any of these methods.
Votes submitted by telephone or via the Internet must be received by 11:59 p.m. Eastern Time on May 2, 2021. Submitting your vote by telephone or via the Internet will not affect your right to vote during the meeting should you decide to attend the Annual Meeting.
The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The Company has been advised that the Internet voting procedures that have been made available to you are consistent with the requirements of applicable law. Stockholders voting by phone or via the Internet should understand that there may be costs associated, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

Other Matters
The Board does not know of any other matters that are to be presented for action at the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, the people named as proxies will have discretion to vote thereon.

PLANET FITNESS, INC. 4 LIBERTY LANE WEST HAMPTON, NH 03842
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of the three director nominees named in the proxy statement as set forth below:
Nominees
01) Christopher Rondeau 02) Frances Rathke
03) Bernard Acoca

The Board of Directors recommends you vote FOR proposals 2 and 3.
						For	Against	Abstain
2. Ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for 2021.

3. Approval, on an advisory basis, of the compensation of the Company's named executive officers.

NOTE: This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

_____________________________________________________________________________________

PLANET FITNESS, INC.
Annual Meeting of Stockholders May 3, 2021 2:00 PM, EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Dorvin Lively and Justin Vartanian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PLANET FITNESS, INC. that the stockholder(s) are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 PM, EDT, at www.virtualshareholdermeeting.com/PLNT2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies may vote in their discretion as to other matters that may come before the meeting or any adjournments or postponements thereof.

Continued and to be signed on reverse side